    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 24, 1998.
                                                    REGISTRATION NO. 333-      .
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ---------------------

                                   FORM SB-2
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                             ---------------------

                   AMERICAN AIRCARRIERS SUPPORT, INCORPORATED
                 (Name of small business issuer in its charter)

             DELAWARE                             5088                            52-2081515
      (State or jurisdiction          (Primary Standard Industrial             (I.R.S. Employer
of incorporation or organization)     Classification Code Number)            Identification No.)
                                                                       KARL F. BROWN
             3516 CENTRE CIRCLE DRIVE                            3516 CENTRE CIRCLE DRIVE
          FORT MILL, SOUTH CAROLINA 29715                     FORT MILL, SOUTH CAROLINA 29715
             TELEPHONE: (803) 548-2160                           TELEPHONE: (803) 548-2160
    (Address and telephone number of principal         (Name, address and telephone number of agent
                      executive                                        for service)
     offices and principal place of business)

                                   Copies to:

              ROBERT W. WALTER, ESQ.                               NOLAN S. TAYLOR, ESQ.
      BERLINER ZISSER WALTER & GALLEGOS, P.C.                     THOMAS R. TAYLOR, ESQ.
                    SUITE 4700                            LEBOEUF, LAMB, GREENE & MACRAE, L.L.P.
                1700 LINCOLN STREET                          136 SOUTH MAIN STREET, SUITE 1000
              DENVER, COLORADO 80203                            SALT LAKE CITY, UTAH 84101
             TELEPHONE: (303) 830-1700                           TELEPHONE: (801) 320-6700

                             ---------------------

     APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the Registration Statement becomes effective.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] __________

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] __________

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] __________

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ] __________

                        CALCULATION OF REGISTRATION FEE

==============================================================================================================================
                                           AMOUNT                PROPOSED           PROPOSED MAXIMUM          AMOUNT OF
      TITLE OF EACH CLASS OF               TO BE             MAXIMUM OFFERING          AGGREGATE             REGISTRATION
   SECURITIES TO BE REGISTERED           REGISTERED         PRICE PER UNIT(1)      OFFERING PRICE(1)             FEE
------------------------------------------------------------------------------------------------------------------------------
Common Stock(2)...................       2,300,000                $8.50               $19,550,000             $5,767.25
------------------------------------------------------------------------------------------------------------------------------
Representative's Warrants for
  Common Stock....................        200,000                   --                    $100                   $.03
------------------------------------------------------------------------------------------------------------------------------
Common Stock underlying
  Representative's Warrants(3)....        200,000                 $10.20               $2,040,000              $601.80
------------------------------------------------------------------------------------------------------------------------------
  Total...........................                                                    $21,590,100             $6,369.08
==============================================================================================================================

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o).
(2) Includes 300,000 shares of Common Stock contained in the over-allotment option.
(3) Pursuant to Rule 416, includes such indeterminate number of additional shares of Common Stock as may be required for issuance upon exercise of the Representative's Warrants as a result of any adjustment in the number of shares of Common Stock issuable upon such exercise by reason of the anti-dilution provisions of the Representative's Warrants.
                             ---------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
================================================================================

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

                  SUBJECT TO COMPLETION, DATED MARCH   , 1998

PROSPECTUS

                                2,000,000 SHARES

               [AMERICAN AIRCARRIERS SUPPORT, INCORPORATED LOGO]

                                  COMMON STOCK
                             ---------------------

     All of the shares of Common Stock offered hereby are being sold by American Aircarriers Support, Incorporated (the "Company"). Prior to this offering, there has been no public market for the Common Stock of the Company. It is currently anticipated that the initial public offering price will be between $7.50 and $8.50 per share. See "Underwriting" for a discussion of the factors considered in determining the initial public offering price. Application has been made to have the Common Stock approved for quotation on the Nasdaq National Market under the symbol "AIRS."
                             ---------------------

             SEE "RISK FACTORS" BEGINNING ON PAGE 7 FOR INFORMATION
                     PROSPECTIVE INVESTORS SHOULD CONSIDER.
                             ---------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

=============================================================================================================
                                                                  UNDERWRITING
                                           PRICE TO              DISCOUNTS AND             PROCEEDS TO
                                            PUBLIC               COMMISSIONS(1)             COMPANY(2)
-------------------------------------------------------------------------------------------------------------
Per Share.........................            $                        $                        $
-------------------------------------------------------------------------------------------------------------
Total(3)..........................            $                        $                        $
=============================================================================================================

(1) The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. The Company has also agreed to sell to the Representative of the Underwriters warrants to purchase 200,000 shares of Common Stock
     exercisable at $          per share (the "Representative's Warrants"). See
     "Underwriting."

(2) Before deducting expenses payable by the Company estimated at $980,000, including the Representative's nonaccountable expense allowance.

(3) The Company has granted to the Underwriters a 45-day option to purchase an aggregate of up to 300,000 additional shares of Common Stock solely to cover over-allotments, if any. If this option is exercised in full, the total Price to Public, Underwriting Discounts and Commissions, and Proceeds
     to Company will be $          , $          and $          , respectively.
     See "Underwriting."
                             ---------------------

     The shares of Common Stock are offered by the Underwriters subject to prior sale when, as and if delivered to and accepted by them, and subject to the right of the Underwriters to withdraw, cancel or modify such offer without notice and reject orders in whole or in part. It is expected that delivery of the certificates for the Common Stock will be made at the offices of Cruttenden Roth Incorporated, Irvine, California or in book entry form through the book entry
facilities of The Depository Trust Company on or about             , 1998.
                             ---------------------

                             [CRUTTENDEN ROTH LOGO]

               THE DATE OF THIS PROSPECTUS IS             , 1998

                         [FOUR COLOR PICTURES TO COME]

CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK OF THE COMPANY. SUCH TRANSACTIONS MAY INCLUDE STABILIZING BIDS, THE IMPOSITION OF PENALTY BIDS, THE PURCHASE OF SECURITIES TO COVER SYNDICATE SHORT POSITIONS AND OVER-ALLOTMENTS IN CONNECTION WITH THE OFFERING. FOR A DISCUSSION OF THESE ACTIVITIES, SEE "UNDERWRITING."

     On the effective date of the Registration Statement of which this Prospectus forms a part, the Company will become a "reporting company" under the Securities Exchange Act of 1934, as amended (the "1934 Act"). The Company intends to register the Common Stock under the 1934 Act as of the effective date of the Registration Statement. The Company is a "small business issuer" as defined under Regulation S-B adopted under the Securities Act of 1933, as amended, and will file reports with the Securities and Exchange Commission (the "Commission") pursuant to the 1934 Act on forms applicable to small business issuers.

     The Company intends to furnish annual reports to stockholders containing audited financial statements, quarterly reports and such other periodic reports as it may determine to be appropriate or as may be required by law.

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the more detailed information and financial statements and notes thereto appearing elsewhere in this Prospectus. Unless otherwise indicated, the information contained in this Prospectus (i) assumes no exercise of the Underwriters' over-allotment option or options granted or reserved under the Company's stock option plan, and (ii) gives effect to a recapitalization in connection with the Company's reincorporation in Delaware. Industry data used in this Prospectus was obtained from industry publications that the Company believes to be reliable, but has not independently verified. Unless otherwise stated in this Prospectus, references to the "Company" shall mean American Aircarriers Support, Incorporated and its predecessor.

                                  THE COMPANY

     The Company is a leading international supplier of primarily high-margin aircraft components and spare parts to major commercial passenger and cargo airlines, maintenance and repair facilities and other redistributors located throughout the world. The Company's net sales are principally derived from the redistribution of complete engines and engine components and spare parts for the Pratt & Whitney JT8 series and, to a lesser extent, the General Electric CFM56, as well as rotable, repairable and expendable airframe components and spare parts for Boeing, McDonnell-Douglas and Airbus aircraft. The Company acquires engine and airframe components and spare parts for redistribution through purchases of surplus aircraft for disassembly, bulk purchases of components and spare parts from aircraft operators, purchases of individual components and spare parts from other redistributors, consignments from aircraft operators and others, and exchanges of inventoried aircraft components and spare parts for components and spare parts that require service or overhaul.

     The Company's net sales increased 58.6% to over $13 million in 1997 and net income increased approximately 110% to over $4 million in 1997. The growth in net sales and net income reflects (i) increases in sales of complete engines and engine components and spare parts, which generally carry higher margins than airframe components and spare parts, (ii) an increase in the average unit price per sale due to changes in the Company's product mix to encompass higher priced engine and airframe components and spare parts sales, (iii) diversification of the Company's engine sales into new engine types such as the CFM56, and (iv) increasing sales of complete engines and engine and airframe components and spare parts to both domestic and international customers. The Company believes it is one of the few aircraft component and spare part redistributors of its size engaged in the sale of both engine and airframe components and spare parts to a broad spectrum of domestic and international customers.

     The Company believes that the annual worldwide market for aircraft components and spare parts is approximately $10 billion, of which approximately $1.3 billion reflects sales of aircraft components and spare parts in the redistribution market. Since 1993, the airline industry has experienced rapid growth in business and leisure air travel. The high demand for airline capacity has increased utilization of aircraft, contributing to demand for aircraft components and spare parts as aircraft operators must service or replace aircraft components and spare parts at scheduled intervals. The world fleet of aircraft is projected to increase from 11,500 aircraft in 1996 to 23,000 aircraft in 2016, according to Boeing's 1997 Current Market Outlook (the "Boeing Report"). In addition, the average age of the world fleet of aircraft is expected to increase in the near future, which may increase demand for aftermarket aircraft components and spare parts. As airlines continue outsourcing inventory management functions, leasing engines and aircraft components and spare parts to reduce capital requirements, and limiting components and spare parts purchases to a smaller number of approved suppliers capable of providing improved documentation and traceability, larger inventories and higher standards of quality control, the Company anticipates that a greater percentage of sales in the aircraft components and spare parts redistribution industry will become concentrated among a smaller number of larger, strategically positioned participants.

     The Company attributes its success in the aircraft components and spare parts redistribution industry and its significant opportunities for growth to several competitive strengths, including the following:

     - Experienced and Committed Management Team. The Company's management has almost 100 years' combined experience in the aircraft components and spare parts redistribution industry. In addition, the Chief Executive Officer and each of the key employees has been employed by the Company since its inception. The Company has experienced almost no employee turnover since inception and seeks to provide an entrepreneurial culture for its highly experienced, "hands-on" management team.

     - Exploit Key Niches. Through the industry knowledge developed by its management team, the Company has been successful in identifying areas of demand for certain aircraft components and spare parts and has aggressively acquired inventory of certain key aircraft components and spare parts through purchase, disassembly of aircraft, and consignment and exchange transactions. The Company's ability to responsively fill customer requirements has been a cornerstone of the Company's strategy since its inception, and has allowed the Company to differentiate itself from certain of its competitors.

     - Focus on Sales of High-Margin Components and Spare Parts. The Company has increasingly focused on sales of high-margin engines and engine spare parts in order to increase its net sales. Engine sales have enabled the Company to realize higher margins, increase total sales, and develop customer relationships with a wide variety of domestic and international customers. Approximately 80% of the Company's net sales are derived from sales of rotables, which tend to be higher-margin, higher demand spare parts than repairables or expendables. As the Company continues its efforts to increase sales of higher-margin engine and engine components and rotable spare parts, the Company will strive to realize high margins and increase stockholder value.

     - Effectively Capitalize on Bulk Purchase Opportunities. The Company has been successful in identifying and completing bulk purchases of aircraft components and spare parts. Bulk inventory purchases allow the Company to obtain large inventories of aircraft components and spare parts at a lower cost than can ordinarily be obtained by purchasing aircraft components and spare parts on an individual basis, resulting generally in higher gross margins on sales of such spare parts. The Company believes that, through management's extensive contacts with both passenger and cargo carriers, the Company has access to bulk inventory purchase opportunities that are not generally available to many aircraft components and spare parts redistributors.

     - Strong Commitment to Growth. The Company has developed a number of growth strategies that are designed to broaden the Company's domestic and international customer base, enhance the Company's margins, provide improved customer service, and facilitate entry into new market niches as the Company seeks to grow its business. The Company has formulated its growth strategies to maintain a high-margin product mix to be offered to a diverse base of domestic and international customers, thereby avoiding reliance on a single product line, a single customer or a group of customers in a particular geographic area.

     - Aggressively Control Overhead. The Company is committed to aggressively controlling overhead in order to maximize operating margins. With only 14 full-time employees in 1997, the Company achieved 1997 gross profit per employee and pro forma net income per employee of approximately $379,000 and $175,000, respectively. Measured by these standards and sales per employee, the Company believes it maintains a significantly lower overhead structure, and achieves higher sales and margins, than many of its competitors.

     The Company's strategy is to enhance its position as a leading aircraft components and spare parts redistributor in order to capitalize on the continued expansion of the aircraft components and spare parts aftermarket and the Company's growing customer base. The principal components of the Company's strategy are to (i) expand the Company's existing business through entry into the wide-body aircraft market for complete aircraft and engines to be disassembled, obtaining additional sales agents in select international markets and hiring additional management personnel experienced in sales of aircraft components and spare parts, (ii) enhance the Company's relationship with key customers through providing aircraft components and spare parts leasing and inventory management services and through the purchase and lease of complete aircraft to third parties, which aircraft will be disassembled for their components and spare parts upon expiration of the lease term, (iii) undertake strategic acquisitions in order to accelerate growth, leverage operating efficiencies and capitalize on opportunities to vertically integrate aircraft components and spare parts redistribution, repair and manufacturing activities, (iv) increase inventories of aircraft components and spare parts, enhance management information systems and continue the Company's commitment to customer service to even further strengthen customer relationships, and (v) maintain a diversified domestic and international customer base with continued emphasis on targeting sales opportunities in both engine and airframe spare parts.

     The Company was incorporated in the State of South Carolina under the name Aviation Alloys, Inc. in June 1985 and commenced active operations under the name American Aircarriers Support, Inc. in 1990. The Company was reincorporated in the State of Delaware immediately prior to the date of this Prospectus. The Company's principal executive offices are located at 3516 Centre Circle Drive, Fort Mill, South Carolina 29715, and its telephone number is (803) 548-2160.

                                  THE OFFERING

Common Stock offered................     2,000,000 shares

Common Stock to be outstanding after
this offering.......................     6,100,000 shares(1)

Use of proceeds.....................     To purchase engines; extinguish related
                                         party indebtedness and fund S
                                         Corporation distributions; to reduce
                                         bank indebtedness; to purchase aircraft
                                         and engines for disassembly, sale or
                                         lease; to increase inventory of
                                         aircraft and engine components and
                                         spare parts; to acquire complementary
                                         businesses in the aircraft components
                                         and spare parts industry; and for
                                         general corporate purposes. See "Use of
                                         Proceeds."

Nasdaq National Market symbol.......     AIRS
---------------

(1) Excludes 258,600 shares of Common Stock issuable upon the exercise of currently outstanding options and 200,000 shares of Common Stock issuable on full exercise of the Representative's Warrants. See "Management -- Stock Option Plan" and "Underwriting."

                             SUMMARY FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                     YEAR ENDED
                                                                    DECEMBER 31,
                                                              ------------------------
                                                               1996          1997
                                                              ------    --------------
STATEMENT OF OPERATIONS DATA:
  Net sales.................................................  $8,352       $13,250
  Gross profit..............................................   2,873         5,304
  Income from operations....................................   1,945         4,037
  Net income(1).............................................   1,943         4,073
  Pro forma net income(1)...................................   1,166         2,444
  Pro forma basic earnings per share(2)(3)..................  $  .28       $   .60
  Pro forma diluted earnings per share(2)(3)................  $  .28       $   .59
  Weighted average number of diluted shares(3)..............   4,165         4,165

                                                                 DECEMBER 31, 1997
                                                              ------------------------
                                                              ACTUAL    AS ADJUSTED(4)
                                                              ------    --------------
BALANCE SHEET DATA:
  Working capital...........................................  $4,198       $15,698
  Inventory.................................................   5,625        10,125
  Accounts receivable.......................................   1,959         1,959
  Total assets..............................................   9,049        17,549
  Total liabilities.........................................   4,180         1,180
  Stockholders' equity......................................   4,869        16,369

---------------

(1) Until immediately prior to the date of this offering, the Company was an S Corporation and not subject to federal or state corporate income taxes. In connection with its reincorporation in the State of Delaware, the Company terminated its S Corporation election and changed its tax status from an S Corporation to a C Corporation and began providing for federal and state corporate income taxes from and after that date. The statement of operations data reflects a pro forma provision for income taxes as if the Company were subject to federal and state corporate income taxes for all periods presented. This pro forma provision for income taxes is computed using a combined federal and state tax rate of 40%. See Note 13 to Financial Statements.

(2) Supplemental pro forma basic earnings per share would have been $0.20 and $0.41 for 1996 and 1997, respectively, and diluted earnings per share would have been $0.20 and $0.40 for 1996 and 1997, respectively, after giving effect to the use of a portion of the net proceeds of this offering to repay indebtedness outstanding at January 1, 1996, and assuming a 2,000,000 share increase in the weighted average number of shares outstanding.

(3) The weighted average number of shares outstanding gives retroactive effect to the shares issued immediately prior to the effective date of this offering in connection with the reincorporation and the dilutive effect of options granted prior to the effective date of this offering. See Notes 12 and 13 to Financial Statements.

(4) Adjusted to reflect the sale of 2,000,000 shares of Common Stock by the Company at an assumed offering price of $8.00 per share, and the application of the estimated net proceeds therefrom to reduce indebtedness, increase inventory and make S Corporation distributions. See "Use of Proceeds."

                                  RISK FACTORS

     In addition to the other information contained in this Prospectus, the following risk factors should be considered carefully in evaluating the Company and its business before purchasing shares of Common Stock offered hereby. This Prospectus contains certain forward-looking statements that involve substantial risks and uncertainties. When used in this Prospectus, the words "may," "will," "expect," "anticipate," "continue," "estimate," "project," "intend," "believe" and similar expressions are intended to identify forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 (the "1933 Act") and Section 21E of the Securities Exchange Act of 1934 (the "1934 Act") regarding events, conditions and financial trends that may affect the Company's future plan of operations, business strategy, operating results and financial position. Prospective investors are cautioned that any forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties and that actual results could differ materially from the results expressed in or implied by these forward-looking statements as a result of various factors, many of which are beyond the Company's control. These factors are described under the headings "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business" and in the risk factors set forth below.

CONCENTRATION ON BOEING 737 AIRCRAFT AND JT8 ENGINES

     The Company's results of operations to date have depended substantially upon aftermarket sales of airframe components and spare parts for Boeing 737 aircraft and engine components and spare parts for the Pratt & Whitney JT8 engine series. While the 737 has been in production since the early 1960s and the JT8 series of engines is the most widely used engine in commercial aviation, 737s utilizing older engines are generally more expensive to maintain and operate, due primarily to higher fuel usage. Noise and other regulations adopted in the United States and the European Union will require most JT8 series engines to be hush-kitted, relocated to other countries or removed from service by 2000 and 2002, respectively. A decline in the use of 737 aircraft or JT8 engines by aircraft operators, a decrease in passenger confidence in older aircraft or the grounding of 737 aircraft or the retirement of aircraft utilizing JT8 series engines for any reason could have a material adverse effect on the Company's results of operations. Although the Company believes that some 737-200 aircraft have already been hush-kitted, disassembly of a significant number of such aircraft could increase the availability of certain 737 components and spare parts, some of which are interchangeable with 737-300, -400 and -500 model aircraft. A significant increase in aircraft or engine components and spare parts availability could reduce prices of aircraft components and spare parts inventoried by the Company, with a corresponding material adverse effect on the Company's financial condition and results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business."

MANAGEMENT OF INVENTORY

     Because the Company does not manufacture aircraft components and spare parts and is dependent upon purchases from third parties to obtain components and spare parts inventories, the Company's results of operations are substantially dependent on its purchasing activities. Because the Company's sales of aircraft components and spare parts are significantly influenced by the nature and extent of its available inventory, the success of the Company depends upon management identifying potential sources of inventory and effecting timely purchases at acceptable terms and prices. There can be no assurance that inventory will be available on acceptable terms and prices or at the times required by the Company. Furthermore, there can be no assurance the Company will accurately anticipate customer demand for certain types of engines, engine components or aircraft components and spare parts or that the Company's results of operations will not be adversely affected by writedowns associated with excess inventory. See "Business."

EXPANSION OF AIRCRAFT COMPONENTS AND SPARE PARTS INVENTORY

     The Company has in the past purchased and sold Airbus A300 aircraft components and spare parts and has established a strategy for growth through entry into the wide-body aircraft market, including the purchase and sale of aircraft components and spare parts for the Boeing 767, the McDonnell-Douglas DC-10 and the Airbus A300. The Company anticipates that, following the conclusion of this offering, it will also enter the market for engines used to power wide-body aircraft, including the General Electric CF6, the Pratt & Whitney JT9 and PW4000 engine series. The Company expanded its product line in 1995 to include the CFM56 series of engines, which powers Boeing 737 aircraft as well as certain Airbus aircraft. Although management believes its experience in managing existing engine and aircraft components and spare parts inventories will enable it to effectively manage such inventories for additional aircraft and engine types, there can be no assurance the Company will be successful in managing components and spare parts inventories for additional aircraft and engine types. In particular, the Company's lack of prior experience in the market for wide-body aircraft and engine components and spare parts may cause the Company to misjudge market prices or demand for airframe or engine components and spare parts. In such event, the Company could be forced to liquidate excess inventories at prices that would have a material adverse effect on the Company's financial condition and results of operations. See "Business."

REGULATION OF, AND DEPENDENCE ON, THIRD-PARTY REPAIR FACILITIES

     The Company's inventory consists principally of engines and overhauled, serviceable and repairable aircraft components and spare parts that have been purchased from a variety of sources. Before components and spare parts may be installed in an aircraft, they must meet certain standards of condition established by the Federal Aviation Administration ("FAA") or equivalent regulatory agencies in other countries. Specific regulations vary from country to country, although regulatory requirements in certain other countries generally coincide with FAA requirements. While the Company is not subject to direct regulation by the FAA or comparable international agencies, aircraft operators utilizing the Company's components and spare parts and independent facilities that repair and overhaul such components and spare parts are subject to extensive regulation. Aircraft and engine components and spare parts must also be traceable to sources deemed acceptable by the FAA and comparable international agencies.

     The Company performs no repair or overhaul services itself, but rather depends entirely on third-party licensed repair facilities to perform necessary repair and overhaul services. The Company has no direct control over the quality of repair performed by third-party repair facilities or the accuracy of airworthiness conditions designated by such facilities. The limited number of licensed repair facilities has on occasion resulted in long turnaround times for the repair and overhaul of engines and aircraft components and spare parts. The FAA has recently increased its scrutiny of third-party repair facilities, which may result in fewer FAA-licensed repair facilities and longer turnaround times in the future. It is possible that airframe or engine components and spare parts could be designated as airworthy by a repair facility, be sold by the Company and placed on an aircraft, and subsequently be determined to be unsafe or in need of further repair. In such event, the FAA has the authority to take actions which may include the grounding of the aircraft. In addition, a customer that purchased defective airframe or engine components or spare parts from the Company could demand a replacement component or spare part. Although the Company has insurance coverage for product liability losses, the adverse effect on customer relations and the Company's reputation from a parts-related incident could materially adversely impact the Company's results of operations. See "Business."

DEPENDENCE ON CHIEF EXECUTIVE OFFICER

     The continued success of the Company is dependent to a significant degree upon the services of Karl F. Brown, Chairman of the Board, Chief Executive Officer and President. The ability of the Company to operate successfully could be jeopardized if Mr. Brown were unavailable to the Company for any reason and a capable successor was not identified and hired. The Company maintains key-man life insurance on the life of Mr. Brown in the amount of $1,000,000 and has a three-year employment agreement with Mr. Brown. The employment agreement between the Company and Mr. Brown is individually terminable by Mr. Brown upon a change of control of the Company. See "Management."

FLUCTUATIONS IN OPERATING RESULTS

     The Company's operating results are affected by many factors, including the timing of orders from customers, the timing of engine purchases or sales, the timing of expenditures to purchase inventory in anticipation of future sales, the timing and availability of bulk inventory purchases, the mix of available aircraft components and spare parts contained at any time in the Company's inventory, and many other factors largely outside the Company's control. A significant portion of the Company's operating expenses are relatively fixed. Because the Company does not obtain long-term purchase orders or commitments from its customers, it must anticipate future volume of orders based upon the historic purchasing patterns of its customers and upon discussions with its customers as to their future components and spare parts requirements. Cancellations, reductions or delays in orders by a customer or group of customers could have a material adverse effect on the Company's financial condition and results of operations. In addition, due to the value of a single engine sale relative to the value of components and spare parts typically sold by the Company, the concentration of engine sales in a particular quarter may obscure existing or developing trends in the Company's business, financial condition and results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business."

ACQUISITION STRATEGY

     One of the Company's strategies for growth is to pursue acquisitions of FAA-licensed repair facilities, aircraft components and spare parts redistributors and small manufacturers of aviation products. Currently, the Company has no acquisition agreements, understandings or commitments for any acquisitions. There can be no assurance that any such acquisitions will be completed on reasonable terms, if at all. Certain of the Company's competitors may also seek to acquire the same companies that the Company seeks to acquire. This may increase the price and related costs at which the Company could otherwise have acquired such companies, perhaps materially. The Company's inability to complete acquisitions on reasonable terms could limit the Company's ability to grow its business.

     The Company may expend significant funds to pursue and consummate acquisitions. Such use of funds would reduce the Company's working capital. In addition, the Company may fund acquisitions in whole or in part by issuing equity securities, and any such issuances, individually or in the aggregate, may be dilutive to holders of the Common Stock. Acquisitions also may result in the Company incurring additional debt and amortizing costs related to goodwill and other intangible assets, either of which could have a material adverse effect on the Company's financial condition and results of operations.

     The Company may experience difficulties in assimilating the operations, services and personnel of acquired companies and may be unable to sustain or improve the historical revenue and earnings levels of acquired companies, any of which may materially adversely affect the Company's results of operations. In addition, to the extent it becomes necessary for the Company to fund the working capital requirements of acquired companies, the Company's working capital available for its currently existing operations would decrease. Acquisitions involve a number of risks, including the diversion of management's attention from ongoing business operations and the potential loss of key employees of acquired companies. Acquisitions of FAA-licensed repair facilities may pose additional risks including, among others, the need to maintain FAA licensing to conduct operations, liability associated with incorrect or inadequate repairs, and required compliance with extensive FAA and other regulations. There can be no assurance that the Company can successfully implement its acquisition strategy. The failure to consummate acquisitions on reasonable terms or the inability to successfully integrate and manage acquired operations and assimilate personnel could have a material adverse impact on the Company's business, financial condition and results of operations. See
"Business -- Business Strategy."

PROPOSED LEASING ACTIVITIES

     One of the Company's strategies for growth is to increase market share through engaging in aircraft components and spare parts leasing and through the purchase of complete aircraft and engines that can be leased to third parties and disassembled for components and spare parts or sold at the conclusion of the lease term. Aircraft components and spare parts leases are typically used by smaller passenger or cargo carriers to reduce capital expenditures, with the result that the Company may be subject to an increased risk of financial default by the lessee. The success of an operating lease depends in part upon having the components and spare parts, aircraft or engines returned to the Company in marketable condition as required by the lease. The financial return to the Company from leased components and spare parts, aircraft or engines depends in part on the re-lease of such components and spare parts, aircraft and engines on favorable terms on a timely basis, the ability to sell the components and spare parts, aircraft or engines at favorable prices, or the realization of sufficient value from the disassembly for components and spare parts of aircraft or engines at the end of the lease term. Numerous factors, many of which are beyond the Company's control, may have an impact on the Company's ability to re-lease, sell or disassemble aircraft or engines. These factors include general market conditions, regulatory changes (particularly those imposing environmental, maintenance and other requirements on the operation of aircraft and engines), changes in the supply and cost of aircraft or engines and technological developments. Consequently, there can be no assurance the Company's estimated residual value for aircraft components and spare parts, complete aircraft or engines will be realized. The inability to re-lease, sell components and spare parts, aircraft or engines on favorable terms or to realize sufficient value from the disassembly for components and spare parts of aircraft or engines on expiration of a lease may have a material adverse effect on the Company's financial condition and results of operations. Should the Company be unable to collect lease payments when due or be required to repossess components and spare parts, aircraft or engines in the event of a default by a lessee, the Company's results of operations could also be adversely affected. See "Business."

DEPENDENCE ON INTERNATIONAL CUSTOMERS

     The Company estimates that sales to international customers accounted for approximately 30% of net sales in the fiscal year ended December 31, 1997. The Company anticipates that international sales will continue to represent a material portion of the Company's net sales in future periods. International sales are subject to inherent risks, including variations in local economies, fluctuating exchange rates, greater difficulty in accounts receivable collection, changes in tariffs and other trade barriers, adverse foreign tax consequences, and burdens of complying with a variety of foreign laws. There can be no assurance that these factors will not have a material adverse impact on the Company's ability to increase its international sales. Although the Company's international sales are denominated in U.S. dollars, the Company may encounter exchange rate risk in the event international sales are denominated in a currency other than U.S. dollars in future periods. The Company does not presently hedge against adverse foreign currency fluctuations and does not currently anticipate entering into hedging transactions in the future. See "Business."

CUSTOMER CONCENTRATION

     Although none of the Company's existing customers accounted for 10% or more of the Company's net sales in 1997, three customers each accounted for between 5% and 10% of 1997 net sales. Sales to each of these three customers exceeded 5% of 1997 net sales as a result of the customers each purchasing an engine from the Company. In a given period, a substantial portion of the Company's net sales may be attributable to engine sales. The sale of engines or aircraft components and spare parts during a given period may result in a customer being considered a significant customer of the Company for that period. While the Company believes it currently has no customer the loss of which would have a material adverse effect on the Company's results of operations, the loss of significant customers in future periods, or an increased dependence on significant customers due to engine sales or other transactions, may result in a material adverse effect on the Company's results of operations. See "Business."

PRODUCT LIABILITY

     The commercial aviation industry periodically experiences catastrophic losses. As a redistributor, the Company may be named as a defendant in a lawsuit as a result of a catastrophic loss if a component or spare part sold or leased by the Company were installed in an incident-related aircraft. The Company currently has in force product liability insurance with coverage limits for each occurrence that it believes to be in a sufficient amount and on terms that are generally consistent with industry practice. To date, the Company has not experienced any aviation related claims, and has not experienced any product liability claims related to its products. The risk of such claims may increase in the event the Company acquires an FAA-licensed repair facility. An uninsured or partially insured claim, or a claim for which third-party indemnification is not available, could have a material adverse effect on the Company's financial condition and results of operations and may adversely affect the Company's reputation in the aircraft components and spare parts industry. See "Business -- Product Liability."

COMPETITION

     The international aircraft components and spare parts redistribution market is highly competitive. The market consists of a limited number of well-capitalized companies selling a broad range of products and numerous small competitors serving distinct market niches. Certain of these competitors have substantially greater financial, marketing and other resources than does the Company. The Company believes that current industry trends will benefit larger, well-capitalized companies. The Company believes that range and depth of inventories, quality and traceability of products, service and price are the key competitive factors in the industry. The principal companies with which the Company competes are AAR Corp., The AGES Group, Aviation Sales Company, AVTEAM, Inc., Banner Aerospace and The Memphis Group, all of which are significantly larger than the Company. Customers in need of aircraft components and spare parts have access, through computer-generated inventory catalogues, to a broad array of suppliers, including aircraft manufacturers, airlines and aircraft services companies, which may have the effect of increasing competition for, and lowering prices on, aircraft components and spare parts. See
"Business -- Competition."

EFFECT OF GENERAL ECONOMIC CONDITIONS

     The Company's business is directly related to economic factors that affect the airline industry, including the price of aviation fuel, demand for air travel, availability of new aircraft and general economic conditions. When these factors adversely affect the airline industry, such factors tend to exert downward pressure on prices for aircraft components and spare parts. In addition, days in receivables and difficulties in collecting accounts receivable could be expected to increase in an adverse economic environment. As the price of aviation fuel increases, older aircraft become less competitive when compared with newer, more fuel efficient aircraft, with the result that demand for older aircraft, and their associated components and spare parts, may decrease. Although the Company believes that current economic conditions favor continued growth in the markets it serves, a future economic slowdown or recession could adversely affect the Company's ability to maintain profitability. See "Business."

OFFERING PRICE DETERMINATION; ABSENCE OF PUBLIC MARKET; PRICE FLUCTUATIONS

     The public offering price of the Common Stock has been determined by the Company and the Representative of the Underwriters (the "Representative") and does not necessarily bear any relationship to the assets, book value, or earnings history of the Company or any other investment criteria. Prior to this offering, there has been no public market for the Company's Common Stock. Although the Common Stock is expected to be approved for quotation on the Nasdaq National Market upon notice of issuance, there can be no assurance that an active trading market will develop. Factors such as quarterly fluctuations in results of operations, the Company's ability to meet analysts' expectations, changes in financial estimates by securities analysts or market conditions in general may cause the market price of the Common Stock to fluctuate, perhaps substantially. In addition, in recent years the stock market has experienced significant price and volume fluctuations. These fluctuations, which are often unrelated to the operating performance of specific companies, have had a substantial effect on the market price of the stock of many small capitalization companies such as the Company. Factors such as those cited above, as well as other factors that may be unrelated to the operating performance of the Company and may be beyond its control, could adversely affect the price of the Company's Common Stock. See "Underwriting."

SHARES ELIGIBLE FOR FUTURE SALE; RIGHTS TO ACQUIRE SHARES

     Following this offering, 4,100,000 of the Company's outstanding shares of Common Stock held by Messrs. Karl F. Brown and Herman O. Brown, Jr. (the "Existing Common Stockholders") will be "restricted securities" and may in the future be sold upon registration or in compliance with an exemption from registration such as the exemption provided by Rule 144 adopted under the 1933 Act. Rule 144 as currently in effect generally provides that beneficial owners of shares who have held such shares for one year may sell within a three-month period a number of shares not exceeding the greater of 1% of the total outstanding shares or the average trading volume of the shares during the four calendar weeks preceding such sale. The outstanding restricted shares of Common Stock are eligible to be sold in accordance with Rule 144 commencing 90 days following the date of this Prospectus. Pursuant to the terms of the Underwriting Agreement, the Representative has required that sales of the outstanding restricted shares of Common Stock may not commence until 12 months following the date of this Prospectus without the prior written consent of the Representative. Future sales of restricted shares of Common Stock under Rule 144 or otherwise could negatively impact the market price of the Common Stock. See "Shares Eligible For Future Sale."

     At the date of this Prospectus, the Company has reserved 350,000 shares of Common Stock for issuance upon exercise of options granted under its 1998 Omnibus Stock Option Plan (the "Option Plan"), of which options to purchase 258,600 shares were outstanding as of February 10, 1998. The exercise prices of the options outstanding are $6.00 per share. At the completion of this offering, the Representative will receive warrants (the "Representative's Warrants") to purchase up to 200,000 shares of Common Stock at an exercise price of
$          (120% of the offering price of the Common Stock) during a period of four years commencing one year following the date of this Prospectus. During the terms of the outstanding options and the Representative's Warrants, the holders thereof are given the opportunity to profit from a rise in the market price of the Common Stock, and the exercise thereof may dilute the ownership interests of existing stockholders, including investors in this offering. The existence of options and the Representative's Warrants may adversely affect the terms on which the Company may obtain additional equity financing in the future. Moreover, the holders are likely to exercise their rights to acquire Common Stock at a time when the Company would otherwise be able to obtain capital on terms more favorable than through the exercise of such options and warrants. See "Management -- Stock Option Plan" and "Underwriting."

CONTROL BY PRINCIPAL STOCKHOLDERS; BENEFITS TO RELATED PARTIES

     Upon consummation of this offering, the Existing Common Stockholders will own 67.2% of the Company's outstanding Common Stock (64.1% if the over-allotment option is fully exercised). Of such outstanding Common Stock, 1,025,000 shares are the subject of a voting trust under which David M. Furr, a director of the Company, has been vested with all voting rights relating to such Common Stock. As a result, Messrs. Karl F. Brown and David M. Furr will, as a practical matter, exercise control over the activities of the Company, including the election of directors and other matters submitted to the stockholders for approval such as acquisitions, mergers or changes in the capitalization of the Company. The Existing Common Stockholders will receive S Corporation distributions and will be repaid indebtedness owed by the Company to such persons from a portion of the proceeds of this offering. The Company will also reduce the outstanding balance of its bank credit facility using a portion of the proceeds of this offering, as to which Karl F. Brown has provided a personal guarantee. Such guarantee will be released upon completion of this offering. See "S Corporation Distributions," "Management" and "Principal Stockholders."

ANTI-TAKEOVER EFFECTS OF CERTAIN CHARTER AND STATUTORY PROVISIONS

     The Company's Certificate of Incorporation authorizes the issuance of up to 2,000,000 shares of Preferred Stock. The Preferred Stock may be issued in series with the material terms of any series determined solely by the Board of Directors. Such terms would likely include dividend rights, conversion features, voting rights, redemption rights and liquidation preferences. The Company does not currently anticipate that it will issue any Preferred Stock. However, if the Company does issue any series of Preferred Stock in the future, it is likely that such shares will have dividend privileges and liquidation preferences superior to those of the Common Stock. Further, the Preferred Stock may be issued with voting, conversion or other terms determined by the Board of Directors including, among others, dividend payment requirements, redemption provisions, preferences as to dividends and distributions, and preferential voting rights.

     The Company's Certificate of Incorporation contains certain other provisions that could have the effect of making it more difficult for a third party to acquire, or discourage a third party from attempting to acquire, control of the Company. Such provisions include a limitation on the ability of stockholders to change the number of directors constituting the complete Board of Directors without the affirmative vote of at least 66 2/3% of the outstanding Common Stock and a limitation on the ability to amend either the Certificate of Incorporation or By-Laws of the Company without the affirmative approval of stockholders holding at least 75% of the outstanding shares of Common Stock. In addition, in the event of certain change of control transactions, the vesting of options and the expiration of any restriction periods on stock awards under the Option Plan may be accelerated. These provisions could have the effect of delaying, deferring or preventing a change in control of the Company. The Company is also subject to the provisions of
Section 203 of the General Corporation Law of the State of Delaware ("Section 203") regulating corporate takeovers. Section 203 prevents certain Delaware corporations from engaging, under certain circumstances, in a "business combination" with an "interested stockholder" (as defined) for three years following the date that such stockholder became an "interested stockholder," unless the business combination or interested stockholder is approved in a prescribed manner. Section 203 could delay or make more difficult a merger, tender offer or proxy contest involving the Company. See "Description of Securities."

ABSENCE OF DIVIDENDS

     The Company does not anticipate paying any cash dividends on its Common Stock in the foreseeable future. The Company intends to retain profits, if any, to fund growth and expansion. In connection with the Company's termination of its S Corporation status, the Company agreed to distribute a total of approximately $2.4 million, representing approximately 50% of the undistributed accumulated taxable income and an amount equal to the estimated 1998 tax liability of the Existing Common Stockholders through the date of termination of the S Corporation election. See "Use of Proceeds," "S Corporation Distributions" and "Dividend Policy."

DILUTION

     This offering will result in immediate substantial dilution of $5.32 (66.5%) per share, which amount represents the difference between the pro forma net tangible book value per share after the offering and an assumed public offering price of $8.00 per share. See "Dilution."

LIMITATION OF LIABILITY

     The Company's Certificate of Incorporation provides that directors of the Company shall not be personally liable for monetary damages to the Company or its stockholders for a breach of fiduciary duty in their capacities as directors, subject to limited exceptions. Although such limitation of liability does not affect the availability of equitable remedies such as injunctive relief or rescission, the presence of these provisions in the Certificate of Incorporation could prevent the recovery of monetary damages against directors of the Company. See "Management -- Limitation of Liability and Indemnification."

RISKS RELATING TO FORWARD-LOOKING STATEMENTS

     This Prospectus contains certain forward-looking statements within the meaning of Section 27A of the 1933 Act and Section 21E of the 1934 Act. Such forward-looking statements include, but are not limited to, statements regarding the Company's marketing plans, expectations concerning growth in the market, and the planned use of proceeds. Actual results could differ from those projected in any forward-looking statement. The forward-looking statements are made as of the date of this Prospectus and the Company assumes no obligation to update such forward-looking statements, or to update the reasons why actual results may differ from those projected in the forward-looking statements. Numerous factors, including without limitation those factors mentioned in this Risk Factors section, could cause future results to differ substantially from those contemplated in such forward-looking statements. A number of the factors that may influence future results of operations are outside the Company's control. The safe harbor for forward-looking statements provided by Section 27A of the 1933 Act and Section 21E of the 1934 Act is not applicable to limit the Company's liability for sales made in this offering.

                                USE OF PROCEEDS

     Based on an assumed offering price of $8.00 per share, the net proceeds from the sale of the 2,000,000 shares of Common Stock offered hereby are estimated to be approximately $13.9 million ($16.1 million if the Underwriters' over-allotment option is fully exercised).

     The primary purpose of this offering is to provide additional capital required to support the Company's continued growth and expansion. The Company intends to use approximately $4.5 million to purchase three JT9 or CF6 engines in connection with the Company's entry into the wide-body aircraft market. An additional $3.9 million will be used to repay indebtedness owed, and S Corporation distributions payable, to the Existing Common Stockholders. Advances from the Existing Common Stockholders, which totalled approximately $1.5 million at December 31, 1997, bear interest at rates between 6% and 8% per annum, are unsecured and mature on or prior to June 30, 1998. See "S Corporation Distributions" for further information concerning amounts to be distributed to the Existing Common Stockholders in connection with the termination of the Company's S Corporation status. An additional $1.5 million will be used to repay indebtedness expected to be outstanding under a $4.0 million credit facility maturing in May 1998 (the "Credit Facility") with NationsBank, N.A. ("NationsBank"), which currently bears interest at the London Interbank Offered Rate ("LIBOR") plus 2%.

     The balance of the net proceeds of this offering will be used to purchase aircraft and engines for disassembly, sale or lease, to increase the Company's inventory of aircraft components and spare parts, to fund strategic acquisitions and for other working capital needs. The Company intends to use an undetermined portion of the net proceeds of this offering to pursue strategic acquisitions of FAA-licensed repair facilities, aircraft component and spare part redistributors, and small manufacturers of aviation products. Although the Company has identified a number of companies engaged in these activities, the Company has no agreements, understandings or commitments with respect to any acquisitions and there can be no assurance that any acquisitions will be completed. Amounts allocated to working capital will also be used to fund additional marketing activities, for the hiring of additional customer support personnel and to hire additional personnel experienced in avionics and instrumentation as the Company executes its strategy of expanding in this market segment. See "Business -- Business Strategy."

     The foregoing represents the Company's best estimate of the use of the net proceeds to be received in this offering, based on current planning and business conditions. However, the Company reserves the right to change such uses when and if market conditions or unexpected changes in operating conditions or results of operations occur. The amounts actually expended for each use may vary significantly depending upon a number of factors including, but not limited to, future growth and the amount of cash generated by the Company's operations. The Company believes that its existing capital resources, together with a pending increase in amounts available under the Credit Facility and the net proceeds of this offering, will be sufficient to maintain its current and planned operations for a period of at least 18 months from the date of this Prospectus. Net proceeds not immediately required for the purposes described above will be invested principally in U.S. government securities, short-term certificates of deposit, money market funds or other short-term, interest-bearing securities.

                          S CORPORATION DISTRIBUTIONS

     At all times immediately prior to this offering, the Company was treated for federal and state income tax purposes as an S Corporation under the Internal Revenue Code of 1986, as amended (the "Code"), and comparable state tax laws. As a result, earnings of the Company were taxed for federal and state income tax purposes directly to the Existing Common Stockholders, rather than to the Company. In connection with its reincorporation in the State of Delaware, the Company terminated its S Corporation election. In connection with the termination of its S Corporation status, the Company will distribute approximately $2.4 million to the Existing Common Stockholders. The distribution is intended to provide the Existing Common Stockholders with funds sufficient to pay personal tax liabilities related to 1998 taxable income expected to be earned prior to the date of the termination of the Company's S Corporation election, together with an amount equal to approximately 50% of the previously undistributed accumulated taxable income. A portion of the net proceeds to be received by the Company from this offering will be used to pay such distribution. See "Use of Proceeds." After the distribution, all remaining undistributed accumulated taxable income will be reclassified to additional paid-in capital.

     The Company and the Existing Common Stockholders are parties to an S Corporation Tax Allocation and Indemnification Agreement (the "Tax Agreement") relating to their respective income tax liabilities. The Tax Agreement provides for the indemnification by the Company of the Existing Common Stockholders for any adjustments causing an increase in the Existing Common Stockholders' federal and state income tax liability (including interest and penalties) related to the Company's tax years prior to the termination of the S Corporation election, unless such adjustments result in or are related to a corresponding decrease in the Existing Common Stockholders' federal and state income tax liability with respect to another S Corporation taxable year. Subject to certain limitations, the Tax Agreement also provides that the Company will be indemnified by the Existing Common Stockholders with respect to federal and state income taxes (plus interest and penalties) shifted from an S Corporation taxable year to a Company taxable year subsequent to the consummation of this offering. The Existing Common Stockholders have given no security for their indemnification obligation and, therefore, the Company's ability to collect such payments is dependent upon the financial condition of the Existing Common Stockholders at the time any such indemnification obligation arises, if ever. The Company is not aware of any tax adjustments that may arise under the Tax Agreement. Any payment made by the Company to the Existing Common Stockholders pursuant to the Tax Agreement may be considered by the Internal Revenue Service or state tax authorities to be non-deductible by the Company for income tax purposes. See
Note 13 to Financial Statements.

                                DIVIDEND POLICY

     Except as described under "S Corporation Distributions," the Company has never declared or paid any cash dividends or distributions on its capital stock. The Company anticipates that for the foreseeable future all earnings will be retained for use in the Company's business and no cash dividends will be paid to stockholders. Any payment of cash dividends in the future on the Common Stock will be dependent upon the Company's financial condition, results of operations, current and anticipated cash requirements, plans for expansion, restrictions, if any, under debt obligations, as well as other factors that the Board of Directors deems relevant. The Company's current Credit Facility does not prohibit or restrict the payment of cash dividends.

                                    DILUTION

     As of December 31, 1997, the Company had a net tangible book value of $4.87 million or $1.19 per share based on 4,100,000 pro forma shares of Common Stock outstanding. After giving effect to the sale of the 2,000,000 shares of Common Stock offered hereby at an assumed offering price of $8.00 per share and the S Corporation distributions, the pro forma net tangible book value of the Company as of December 31, 1997 would have been $16.37 million, or $2.68 per share. This amount represents an immediate increase in pro forma net tangible book value of $1.49 per share to the existing holders of Common Stock and an immediate dilution of $5.32 per share to new investors. "Dilution" is determined by subtracting pro forma net tangible book value per share after the offering from the assumed offering price per share of Common Stock, as illustrated by the following table:

Assumed public offering price per share.....................           $8.00
  Pro forma net tangible book value per share as of December
     31, 1997...............................................  $1.19
  Increase in pro forma net tangible book value per share
     attributable to new investors..........................   1.49
                                                              -----
Pro forma net tangible book value per share after the
  offering..................................................            2.68
                                                                       -----
Dilution per share to new investors.........................           $5.32
                                                                       =====

     The following table sets forth as of December 31, 1997, the number of shares of Common Stock purchased for cash, the total consideration paid and the average cash price per share paid by the Existing Common Stockholders and by new investors (assuming the sale of 2,000,000 shares of Common Stock at the assumed offering price of $8.00 per share, before deduction of underwriting discounts and commissions and other estimated offering expenses):

                                   SHARES PURCHASED      TOTAL CONSIDERATION
                                  -------------------   ---------------------   AVERAGE PRICE
                                   NUMBER     PERCENT     AMOUNT      PERCENT     PER SHARE
                                  ---------   -------   -----------   -------   -------------
Existing stockholders(1)........  4,100,000     67.2%   $ 2,469,100     13.4%       $0.60
New investors...................  2,000,000     32.8     16,000,000     86.6        $8.00
                                  ---------    -----    -----------    -----
     Total......................  6,100,000    100.0%   $18,469,100    100.0%
                                  =========    =====    ===========    =====

---------------

(1) Includes Common Stock of $100 and estimated undistributed accumulated taxable income of $2,469,000 that will be reclassified to additional paid-in capital upon termination of the Company's S Corporation status.

     The foregoing information assumes no exercise of the over-allotment option, no exercise of outstanding options to purchase an aggregate of 258,600 shares of Common Stock, and no exercise of the Representative's Warrants. See
"Management -- Stock Option Plan," "Description of Securities" and "Underwriting." To the extent that currently outstanding options or warrants are exercised, there will be further dilution to new investors.

                                 CAPITALIZATION

     The following table sets forth the pro forma capitalization of the Company as of December 31, 1997, and as adjusted to give effect to the reincorporation of the Company in the State of Delaware and the sale of the 2,000,000 shares of Common Stock offered at an assumed offering price of $8.00 per share (and after deducting underwriting discounts and commissions and estimated offering expenses).

                                                                  DECEMBER 31, 1997
                                                            ------------------------------
                                                            PRO FORMA(1)    AS ADJUSTED(2)
                                                            ------------    --------------
                                                                    (IN THOUSANDS)
Stockholders' equity:
  Preferred Stock, par value $.01 per share; 2,000,000
     shares authorized; no shares issued or outstanding,
     as adjusted..........................................     $   --          $    --
  Common Stock, par value $.001 per share; 20,000,000
     shares authorized; 4,100,000 shares issued and
     outstanding, 6,100,000 shares issued and outstanding,
     as adjusted(2).......................................          4                6
  Additional paid-in capital(1)...........................      2,510           16,408
                                                               ------          -------
          Total stockholders' equity......................     $2,514          $16,414
                                                               ======          =======

---------------

(1) Pro forma information at December 31, 1997 has been presented as if the reincorporation was completed on December 31, 1997 and gives effect to (i) a one-time benefit for net deferred income tax assets of approximately $45,000, (ii) the S Corporation distributions to the Existing Common Stockholders, and (iii) the reclassification of $2,469,000 of undistributed accumulated taxable income to additional paid-in capital upon termination of the S Corporation election. See "S Corporation Distributions" and Note 13 to Financial Statements.

(2) Gives effect to the reincorporation in the State of Delaware and excludes
    (i) 300,000 shares of Common Stock issuable upon exercise of the over-allotment option, (ii) 258,600 shares of Common Stock issuable upon exercise of outstanding options at February 10, 1998, and (iii) 200,000 shares of Common Stock issuable upon exercise of the Representative's Warrants.

                            SELECTED FINANCIAL DATA

     The selected financial data set forth below as of December 31, 1997 and for the years ended December 31, 1996 and 1997 have been derived from the financial statements of the Company included elsewhere herein, which have been audited by Cherry, Bekaert & Holland, L.L.P., and should be read in conjunction with those financial statements (including the Notes thereto) and with "Management's Discussion and Analysis of Financial Condition and Results of Operations" also included elsewhere herein. The results of operations for the year ended December 31, 1997 are not necessarily indicative of results to be expected for any future period or for the year ending December 31, 1998.

                                                                   YEAR ENDED
                                                                  DECEMBER 31,
                                                              ---------------------
                                                               1996          1997
                                                              -------      --------
                                                              (IN THOUSANDS, EXCEPT
                                                                 PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
  Net sales.................................................  $8,352       $13,250
  Cost of sales.............................................   5,479         7,946
                                                              ------       -------
  Gross profit..............................................   2,873         5,304
  Selling and marketing.....................................     551           703
  General and administrative................................     377           564
                                                              ------       -------
  Total expenses............................................     928         1,267
                                                              ------       -------
  Operating income..........................................   1,945         4,037
  Interest and other, net...................................      (2)           36
                                                              ------       -------
  Net income(1).............................................  $1,943       $ 4,073
                                                              ======       =======
PRO FORMA DATA (UNAUDITED):
  Historical net income.....................................  $1,943       $ 4,073
  Income taxes..............................................     777         1,629
                                                              ------       -------
  Net income(1).............................................  $1,166       $ 2,444
                                                              ======       =======
  Basic earnings per share(2)(3)............................  $  .28       $   .60
  Diluted earnings per share(2)(3)..........................  $  .28       $   .59
  Weighted average number of diluted shares(3)..............   4,165         4,165

                                                                  DECEMBER 31, 1997
                                                              --------------------------
                                                              ACTUAL      AS ADJUSTED(4)
                                                              ------      --------------
                                                                    (IN THOUSANDS)
BALANCE SHEET DATA:
  Working capital...........................................  $4,198         $15,698
  Inventory.................................................   5,625          10,125
  Accounts receivable.......................................   1,959           1,959
  Total assets..............................................   9,049          17,549
  Total liabilities.........................................   4,180           1,180
  Stockholders' equity......................................   4,869          16,369

---------------

(1) Until immediately prior to the date of this offering, the Company was an S Corporation and not subject to federal or state corporate income taxes. In connection with its reincorporation in the State of Delaware, the Company terminated its S Corporation election and changed its tax status from an S Corporation to a C Corporation and began providing for federal and state corporate income taxes from and after that date. The statement of operations data reflects a pro forma provision for income taxes as if the Company were subject to federal and state corporate income taxes for all periods presented. This pro forma provision for income taxes is computed using a combined federal and state tax rate of 40%. See Note 13 to Financial Statements.

(2) Supplemental pro forma basic earnings per share would have been $0.20 and $0.41 for 1996 and 1997, respectively, and diluted earnings per share would have been $0.20 and $0.40 for 1996 and 1997, respectively, after giving effect to the use of a portion of the net proceeds of this offering to repay indebtedness outstanding at January 1, 1996, and assuming a 2,000,000 share increase in the weighted average number of shares outstanding.

(3) The weighted average number of shares outstanding gives retroactive effect to the shares issued immediately prior to the effective date of this offering in connection with the reincorporation and the dilutive effect of options granted prior to the effective date of this offering. See Notes 12 and 13 to Financial Statements.

(4) Adjusted to reflect the sale of 2,000,000 shares of Common Stock by the Company at an assumed offering price of $8.00 per share, and the application of the estimated net proceeds therefrom to reduce indebtedness, increase inventory and make S Corporation distributions. See "Use of Proceeds."

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

     The Company is a leading international supplier of aircraft components and spare parts primarily to maintenance and repair facilities, major commercial passenger and cargo airlines and other redistributors located throughout the world. The Company's net sales are principally derived from the redistribution of engine components and spare parts for the Pratt & Whitney JT8 series of engines and, to a lesser extent, the General Electric CFM56, as well as rotable, repairable and expendable airframe components and spare parts for Boeing, McDonnell-Douglas and Airbus aircraft. The Company acquires engine and airframe components and spare parts for redistribution through purchases of surplus aircraft for disassembly, bulk purchases of aircraft components and spare parts from aircraft operators, purchases of individual components and spare parts from other redistributors, consignments from aircraft operators and others, and exchanges of inventoried aircraft components and spare parts for components and spare parts that require service or overhaul.

     The Company's net sales increased 58.6% to over $13 million in 1997. The Company believes the growth in net sales reflects the broadening of the Company's customer base, emphasizing sales of engines and engine components and spare parts for the JT8 and CFM56 series engines, capitalizing on the Company's expertise in Boeing 737 and McDonnell-Douglas MD-80 and DC-9 aircraft, and achieving diversity in sales to both domestic and international customers of a balanced mix of engine and airframe components and spare parts. In this regard, with the exception of the largest participants in its industry, the Company believes it is one of the few aircraft component and spare part redistributors of its size engaged in the sale of both engine and airframe components and spare parts to a broad spectrum of domestic and international customers.

     The Company anticipates that the capital provided by this offering will allow it to (i) expand its existing business through entry into the wide-body aircraft market for engines and airframe components and spare parts, (ii) increase inventories of components and spare parts and provide the Company with financial flexibility to purchase additional engines for both narrow-body and wide-body aircraft, (iii) enter the market for inventory management services and increase leasing of engines and airframe components and spare parts, (iv) expand its purchases of complete aircraft that can be leased to third parties and which, upon expiration of the lease term, can be disassembled for their components and spare parts, and (v) accelerate its market penetration in the international market for complete engines and engine and airframe components and spare parts. The Company also anticipates that a portion of the proceeds of this offering will be utilized to acquire FAA-licensed repair facilities, aircraft component and spare part redistributors, and small manufacturers of aviation products. The Company believes that, through strategic acquisitions, it may be successful in vertically integrating repair and manufacturing activities and aircraft component and spare part redistribution. The Company expended over $3 million in repairs in 1997 and believes that acquisition of one or more repair facilities will in particular offer synergistic benefits to the Company. Although the Company has no agreements, understandings or commitments with respect to potential acquisitions, the Company has identified a number of industry participants with which it may initiate discussions following this offering.

     The Company records complete engines held for resale or lease at the lower of cost or market. Engine and airframe components and spare parts are initially recorded at cost. Cost of sales relative to bulk purchases of engine and airframe components and spare parts are recorded for all components and spare parts in the bulk purchase at a historical ratio of cost of sales to net sales. The Company records the cost of each engine and airframe component and spare part sold at the time the related sales are recognized, based on such ratio. Revenue from the sale of aircraft components and spare parts is recognized when products are shipped to the customer. Revenue from engine sales is recognized when the Company has received all consideration and title and the risk of ownership are transferred to the customer, which is generally upon delivery of the engine.

     Prior to this offering, the Company elected for federal and state income tax purposes to be treated as an S Corporation under the Code and comparable state tax laws. As a result, earnings of the Company were taxed for federal and state income tax purposes directly to the Existing Common Stockholders, rather than to the Company. Immediately prior to the date of this Prospectus, the Company terminated its S Corporation election and converted from an S Corporation to a C Corporation in conjunction with its reincorporation in the State of Delaware. The statement of operations data for all periods includes a pro forma provision for federal and state income taxes as if the Company were subject to federal and state income taxes for all periods presented. This pro forma provision is computed using a combined federal and state tax rate of 40%. See "S Corporation Distributions" and Note 13 to Financial Statements.

RESULTS OF OPERATIONS

     The following table sets forth, for the periods indicated, the percentage of net sales represented by certain items included in the Company's statements of operations:

                                                                 YEAR ENDED
                                                                DECEMBER 31,
                                                               --------------
                                                               1996     1997
                                                               -----    -----
Net sales...................................................   100.0%   100.0%
Cost of sales...............................................    65.6     60.0
                                                               -----    -----
Gross profit................................................    34.4     40.0
Selling and marketing.......................................     6.6      5.3
General and administrative..................................     4.5      4.3
                                                               -----    -----
Operating income............................................    23.3     30.4
Interest and other, net.....................................      --       .3
                                                               -----    -----
Net income..................................................    23.3     30.7
Pro forma income taxes......................................     9.3     12.3
                                                               -----    -----
Pro forma net income........................................    14.0%    18.4%
                                                               =====    =====

     Comparison of Years Ended December 31, 1996 and 1997

     Net sales increased $4.8 million, or 58.6%, from $8.4 million in 1996 to $13.2 million in 1997. The increase in net sales primarily reflects the sale of seven complete engines in 1997, as compared to three complete engines in 1996. Sales of engines increased $2.3 million from $1.49 million in 1996 to $3.75 million in 1997. Average unit prices of the complete engines sold in 1997 increased by approximately 7.5% from 1996. Sales to international customers increased $3.2 million, from $1.0 million in 1996 to $4.2 million in 1997, as the Company obtained new customers in Europe and the Far East during 1997.

     Cost of sales increased $2.4 million, or 45.0%, from $5.5 million in 1996 to $7.9 million in 1997. Gross profit increased from $2.9 million in 1996 to $5.3 million in 1997, reflecting an increase in gross profit as a percentage of net sales from 34.4% to 40.0%. The increase in gross profit was due primarily to increased engine and engine component and spare part sales in 1997 as compared to 1996, which generally carry higher margins than airframe components and spare parts.

     Selling and marketing expenses increased $152,000, or 27.6%, from $551,000 in 1996 to $703,000 in 1997. This increase primarily reflects commissions paid to agents in 1997, higher compensation to sales personnel and travel related sales costs. As a percentage of net sales, selling and marketing expenses declined from 6.6% in 1996 to 5.3% in 1997.

     General and administrative expenses increased $186,000, or 49.4%, from $378,000 in 1996 to $564,000 in 1997. This increase reflects increased personnel expense resulting from higher staffing levels, expenses associated with the Company's relocation to its new headquarters facility, increased insurance expense, and an increase in the Company's discretionary contribution to the employee profit sharing plan. As a percentage of net sales, general and administrative expenses declined from 4.5% in 1996 to 4.3% in 1997.

     Net other income (expense) increased from net other expense of $1,000 in 1996 to net other income of $42,000 in 1997. While interest expense increased from $74,000 in 1996 to $79,000 in 1997, interest income increased from $71,000 in 1996 to $81,000 in 1997 and other income increased from $1,000 in 1996 to $35,000 in 1997.

     As a result of the above, net income increased $2.1 million, or 109.6%, from $1.9 million in 1996 to $4.1 million in 1997. As the Company was not subject to federal and state income taxes, net income represents the difference between gross profit and other expenses. To allow comparisons with C Corporations, pro forma federal and state income taxes have been assumed at a combined 40% rate. Based on this assumption, the Company would have incurred pro forma income taxes of $777,000 in 1996 and $1.6 million in 1997, resulting in pro forma net income of $1.2 million and $2.4 million in 1996 and 1997, respectively.

LIQUIDITY AND CAPITAL RESOURCES

     The Company's primary sources of liquidity to date have been comprised of cash flow from operating activities, borrowings under the Credit Facility and advances from the Existing Common Stockholders. The Company requires capital for the procurement of inventory, to fund the servicing and overhaul of engine and airframe components and spare parts performed by third-party repair facilities, for normal operating expenses and for general working capital purposes.

     The Credit Facility was initially established with NationsBank in June 1995, and has been renewed annually through May 1998. The Credit Facility currently permits borrowings of up to $4.0 million as a revolving credit, with principal due on maturity and interest payable monthly commencing December 1997. The Credit Facility bears interest at LIBOR plus 2% and is secured by accounts receivable, inventory and the personal guarantee of Karl F. Brown. As of December 31, 1997, the Company had $1.5 million outstanding under the Credit Facility. In February 1998, the Company received a commitment letter from NationsBank providing that the amount available under the Credit Facility will be increased to $10.0 million (including a $2.0 million sub-limit for issuances of letters of credit) as of March 1998. The commitment letter provides that the interest rate will be reduced to LIBOR plus an amount between 1.75% and 2.25%. The Credit Facility will mature in September 1998, be secured by substantially all of the assets of the Company and provides for certain additional limitations and restrictions. The personal guarantee of the Credit Facility by Karl F. Brown will be released upon completion of this offering.

     Since 1993, the Company has periodically received advances from the Existing Common Stockholders, the proceeds of which were used for working capital purposes. Advances received from the Existing Common Stockholders bear interest at rates between 6% and 8% per annum and mature between April 15, 1998 and June 30, 1998. At December 31, 1997, amounts outstanding and owed to the Existing Common Stockholders totalled approximately $1.5 million. Upon completion of this offering, the Company will apply an aggregate of approximately $3.0 million to the repayment of the Credit Facility and the advances from the Existing Common Stockholders, which will reduce current liabilities by an equal amount. In connection with the termination of its S Corporation election, the Company also anticipates distributing approximately $2.4 million to the Existing Common Stockholders from the proceeds of this offering. See "Use of Proceeds" and "S Corporation Distributions."

     As of December 31, 1997, the Company's principal sources of liquidity included cash and cash equivalents of $750,000 and net accounts receivable of $1.9 million. The Company had working capital of $4.2 million and no long-term debt as of December 31, 1997.

     For the year ended December 31, 1997, operating activities used cash of $630,000, primarily for increases in trade receivables and inventory, partially offset by net income. Net cash used in investing activities during the year ended December 31, 1997 was $548,000, reflecting the purchase of certain fixed assets and investments, while net cash provided by financing activities during the same period was $155,000, consisting primarily of borrowings under the Credit Facility and from the Existing Common Stockholders partially offset by S Corporation distributions.

     Historically, the Company's business has not required significant capital expenditures. The Company's capital expenditures were approximately $40,000 and $263,000 in 1996 and 1997, respectively. The increase in 1997 primarily reflects capital expenditures on furniture and fixtures installed in the new headquarters facility during 1997. The Company currently has no material capital commitments.

     The Company believes that existing cash balances, the Credit Facility (including the expected March 1998 increase in available borrowings under the Credit Facility) and the proceeds of this offering will be sufficient to meet the Company's capital requirements for at least the next 18 months. Thereafter, if the Company's capital requirements increase, the Company could be required to secure additional sources of capital. There can be no assurance the Company will be capable of securing additional capital or that the terms upon which such capital will be available to the Company will be acceptable.

INFLATION

     Although the Company cannot accurately anticipate the effect of inflation on its operations, the Company does not believe that inflation has had, or is likely in the foreseeable future to have, a material effect on its results of operations or financial condition. Increases in fuel costs due to inflation may adversely affect demand for used aircraft that typically are less fuel efficient, thereby decreasing demand for aircraft components and spare parts for these aircraft.

RECENT ACCOUNTING PRONOUNCEMENTS

     In June 1997, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 131, "Disclosure about Segments of an Enterprise and Related Information" ("Statement 131"), which is effective for financial statements with fiscal years beginning after December 15, 1997. Statement 131 requires that public business enterprises report certain information about operating segments in complete sets of financial statements of the enterprise and in condensed financial statements of interim periods issued to stockholders. Statement 131 also requires that public business enterprises report certain information about their products and services, the geographic areas in which they operate and their major customers.

     In February 1998, the FASB issued Statement of Financial Accounting Standards No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits" ("Statement 132"), which revises employers' disclosures about pension and other postretirement benefit plans. Statement 132 does not change the measurement or recognition of those plans, but requires additional information on changes in benefit obligations and fair values of plan assets, and eliminates certain disclosures previously required by SFAS Nos. 87, 88 and
106. Statement 132 is effective for financial statements with fiscal years beginning after December 15, 1997.

     The Company has not determined what additional disclosures, if any, may be required by the provisions of Statements 131 and 132, but does not expect adoption of either statement to have a material effect on its results of operations.

YEAR 2000 ISSUE

     The Company has reviewed all of its current computer applications with respect to the year 2000 issue. The Company believes that certain of its applications are substantially year 2000 compliant and that any additional costs with respect to year 2000 compliance will not be material to the Company. The Company is currently unable to determine the effect on it, if any, of year 2000 compliance by its customers or suppliers.

                                    BUSINESS

GENERAL

     The Company is a leading international supplier of primarily high-margin aircraft components and spare parts to major commercial passenger and cargo airlines, maintenance and repair facilities and other redistributors located throughout the world. The Company's net sales are principally derived from the redistribution of complete engines and engine components and spare parts for the Pratt & Whitney JT8 series and, to a lesser extent, the General Electric CFM56, as well as rotable, repairable and expendable airframe components and spare parts for Boeing, McDonnell-Douglas and Airbus aircraft. The Company acquires engine and airframe components and spare parts for redistribution through purchases of surplus aircraft for disassembly, bulk purchases of components and spare parts from aircraft operators, purchases of individual components and spare parts from other redistributors, consignments from aircraft operators and others, and exchanges of inventoried aircraft components and spare parts for components and spare parts that require service or overhaul.

     The Company's net sales increased 58.6% to over $13 million in 1997 and net income increased approximately 110% to over $4 million in 1997. The growth in net sales and net income reflects (i) increases in sales of complete engines and engine components and spare parts, which generally carry higher margins than airframe components and spare parts, (ii) an increase in the average unit price per sale due to changes in the Company's product mix to encompass higher priced engine and airframe component and spare part sales, (iii) diversification of the Company's engine sales into new engine types such as the CFM56, and (iv) increasing sales of complete engines and engine and airframe components and spare parts to both domestic and international customers. The Company believes it is one of the few aircraft component and spare part redistributors of its size engaged in the sale of both engine and airframe components and spare parts to a broad spectrum of domestic and international customers.

INDUSTRY OVERVIEW

     The Company believes that the annual worldwide market for aircraft components and spare parts is approximately $10 billion, of which approximately $1.3 billion represents sales of aircraft components and spare parts to the redistribution market. The Company believes that this market will continue to grow due to the following factors:

     Growth in Air Transit Activity. According to the Boeing Report, global air travel is projected to increase approximately 75% by the year 2006, and the number of passenger and cargo aircraft in service will increase approximately 48% to 17,000 from 11,500. While new aircraft sales remain strong, increased demand for air travel is expected to cause aircraft operators to retain older aircraft. As demand for air travel increases, demand for aircraft components and spare parts is anticipated to grow as aircraft components and spare parts must be serviced or replaced at specified intervals. The Boeing Report forecasts the number of aircraft in the worldwide fleet will continue to increase, as evidenced by the following chart:

Line graph illustrating projected increase in number of aircraft in worldwide fleet from 11,500 in 1996 to approximately 22,500 in year 2016. Side axis of graph presents number of aircraft and bottom axis presents years.


                                    [CHART]
Source: The Boeing Report

     According to the Boeing Report, most of the aircraft delivered to cargo carriers in the near future are expected to be used aircraft converted from commercial passenger service. This expected trend appears to be materializing as well-known cargo carriers have already expanded their fleets of wide-body aircraft using the Boeing 767, the McDonnell-Douglas DC-10 and the Airbus A300. In addition, the Boeing Report forecasts a shift to larger aircraft in the cargo market, as evidenced by the following charts:


Pie chart graphs illustrating breakdown in small, medium and large cargo aircraft in 1996 and 2006. Pie chart for 1996 sets forth breakdown of 43%, 37% and 20% for small, medium and large cargo aircraft, respectively; pie chart for 2006 sets forth breakdown of 38%, 34% and 28% for small, medium and large cargo aircraft, respectively.


                                   Pie Charts

                    CARGO AIRCRAFT TYPE
  --------------------------------------------------------
        SMALL              MEDIUM              LARGE
  (UNDER 30 TONNES)   (30 TO 50 TONNES)   (OVER 50 TONNES)
  -----------------   -----------------   ----------------
      727                 707                747
      737                 757                767
      DC-9               DC-8               DC-10
    BAe-146              A300               MD-11
    BAC-111              A310
                        L-1011

Source: The Boeing Report

     Increased Outsourcing of Inventory Management Function. As airlines have come under increasing pressure to reduce the cost associated with air transportation, airlines have made an effort to reduce their operating costs where possible. While some operating costs are beyond an airline's direct control, such as the price of aviation fuel, inventory outsourcing is one means by which airlines can reduce their capital invested in inventory and achieve certain economies of scale. A number of smaller and start-up airlines and air cargo operators do not currently own an inventory of aircraft components and spare parts, but rather have entered into agreements with redistributors to supply all or a portion of their aircraft components and spare parts requirements. Some airlines have also begun to outsource portions of their purchasing services, repair and overhaul activities, and warehouse management. The Company believes that the trend toward outsourcing of inventory management services will offer opportunities for redistributors, such as the Company, to expand their market share.

     Increase in the Number of Older Commercial Aircraft. Increased demand for air travel and air cargo deliveries, and the need for aircraft operators to reduce operating and capital costs, have prompted many airlines to extend the useful life of older aircraft. The installation of FAA-approved hush-kits and extended life maintenance programs have also increased the useful life of many older aircraft. As a result, most aircraft types have had a longer service life than originally anticipated. The following chart illustrates the increase in the worldwide aircraft fleet average age from 1965 through 1995:

Line graph illustrating historical increase in worldwide fleet average age from less than 4 years in 1965 to 12 years in 1995. Side axis of graph presents fleet average age expressed in years and bottom axis presents years.

Source: World Jet Inventory year-end 1996

     Many foreign and domestic aircraft operators and cargo carriers are increasing their fleets through the acquisition of less expensive used aircraft. As older aircraft are transitioned from major domestic passenger airlines to lower cost passenger airlines and cargo carriers, used aircraft have enjoyed longer service lives than originally anticipated. Older aircraft generally require more maintenance and replacement components and spare parts than new aircraft. The FAA recently proposed significant reductions in the maximum payloads on certain Boeing 727 aircraft modified from passenger to cargo configurations due to concerns arising from safety and engineering tests. A final decision on proposed rule changes by the FAA is not expected before April 1998. It is currently unclear what effect, if any, adoption of the proposed rule changes relating to payloads on certain 727 aircraft would have on demand for 727 aircraft to be converted to cargo use.

     Demand for Approved, Full Service Suppliers; Highly Fragmented
Industry. Cost considerations are causing many aircraft operators to reduce the size of their aircraft component and spare part inventories. In addition, efficiency and quality considerations are causing aircraft operators to maintain relationships with a more limited number of approved, full service component and spare part suppliers. The larger, better capitalized participants in the components and spare parts redistribution industry have added a broad array of products and services in order to provide aircraft operators with "one stop shopping" for their components and spare parts and repair and maintenance requirements. The Company believes that a majority of the redistribution market is currently divided among a significant number of small and mid-sized redistributors and that these entities, together with a number of maintenance and repair facilities and aircraft component and spare part manufacturers, are viable candidates for acquisition. As airline operators continue to reduce the number of their suppliers and as the capital required to compete in the component and spare part redistribution industry increases, the Company anticipates that the trend toward consolidation will accelerate and provide industry consolidators with an opportunity to expand their market share.

     Leasing. The Company believes that aircraft operators are increasingly using engine and component and spare part leases in order to reduce working capital requirements and control overhead expenses. Short-term engine leases are used by a variety of carriers that do not maintain a pool of spare engines. The Company believes that leasing of used commercial jet aircraft and complete engines should grow due to the emphasis by airlines on cost reduction, the desire of airlines for fleet flexibility and the growth in air travel.

     Increased Regulatory Scrutiny and Importance of Capital. In September 1996, the FAA issued an advisory circular recommending voluntary industry oversight and accreditation of aircraft component and spare part suppliers. As a result of heightened regulatory scrutiny, aircraft operators have increased the level of documentation and traceability required from component and spare part redistributors. The emphasis on documentation and traceability, which requires more sophisticated inventory tracking systems, is expected to create additional barriers to market entry and strain the resources of smaller, less well-capitalized component and spare part redistributors.

BUSINESS STRATEGY

     The Company's strategy is to enhance its position as a leading redistributor of aircraft components and spare parts to customers worldwide and to capitalize on the continued expansion of the aircraft components and spare parts aftermarket. The principal components of the Company's strategy include:

          Broaden Engine and Airframe Product Lines. The Company intends to expand its complete engine and engine components and spare parts product line by adding products such as the JT9D, CF6 and PW4000 engines used in Boeing 747 and 767 aircraft, the McDonnell-Douglas DC-10 and the Airbus A300. In addition, the Company expects to expand its product line to include airframe components and spare parts for wide-body aircraft, such as the Boeing 767, McDonnell-Douglas DC-10, and Airbus A300. Following this offering, the Company also anticipates hiring additional personnel experienced in avionics and instrumentation in order to allow the Company to offer an expanded range of higher-margin avionics and instrumentation products. The Company began purchasing higher thrust CFM56 engines in 1995 and intends to expand its complete engine and engine components and spare parts inventory for this product. The CFM56 is the second most popular engine worldwide based on the number of aircraft powered by this engine type, and is considered likely to be in service for another 25 years. As fleets of wide-body aircraft and their engines age and as air cargo carriers transition larger portions of their fleets to widebody aircraft, the Company will seek to capitalize on the demand for complete engines and engine and airframe components and spare parts resulting from the aging and continued use of these aircraft models.

          Capitalize on Bulk Inventory Purchase Opportunities. The Company expects to leverage its management expertise and contacts within the aviation industry to obtain access to, and exploit, bulk inventory purchase opportunities. These opportunities arise when aircraft operators, in order to reduce capital invested in inventory, sell large amounts of inventory in a single transaction due to the retirement of an aircraft type from their fleets, inventory reduction programs to reduce costs, the downsizing of operations or the dissolution of their businesses as a whole. Bulk inventory purchases allow the Company to obtain large inventories of aircraft components and spare parts at a lower cost than can ordinarily be obtained by purchasing aircraft components and spare parts on an individual basis, resulting generally in higher gross margins on sales of such components and spare parts. In 1997, the Company successfully completed three significant, and approximately five small, bulk inventory purchases. Upon completion of this offering, the Company believes its increased working capital will allow it to respond quickly to bulk inventory purchase opportunities. The Company believes that its market presence, experience in evaluating bulk inventory purchases and capital strength will enable the Company to quickly analyze and complete large bulk inventory purchase opportunities if the economics of such purchases are favorable.

          Pursue Strategic Acquisitions. The Company intends to implement a consolidation strategy in the highly fragmented aircraft components and spare parts industry designed to increase the Company's market share and to achieve some degree of vertical integration through acquisitions of, among others, FAA-licensed repair facilities. As a result of management's almost 100 years' combined experience in the aircraft components and spare parts redistribution industry, the Company is familiar with a number of FAA-licensed repair facilities, aircraft component and spare part redistributors and small manufacturers of aviation products. The Company intends, following this offering, to pursue acquisitions of selected candidates that will complement the Company's existing business, leverage operating efficiencies and capitalize on opportunities to vertically integrate repair and maintenance activities and aircraft components and spare parts redistribution operations. The Company expended over $3 million in repairs in 1997 and believes that acquisition of one or more repair facilities will in particular offer synergistic benefits to the Company. The Company believes that small aftermarket component and spare part redistributors, many of which are family-owned or capital constrained, may be unable to provide the extensive inventory and quality control measures necessary to comply with applicable regulatory and customer requirements, and will provide acquisition opportunities for the Company. Acquisitions are expected to increase the Company's customer base, expand its product line (both with respect to aircraft and engines in which the Company currently specializes and into new aircraft and engine types), and to strengthen its relationships with existing customers through providing a more extensive range of products and services.

          Expand Leasing Activities and Penetrate Inventory Management
     Market. As aircraft operators have sought to lower working capital requirements and reduce overhead, a trend has developed among both large and small carriers to lease complete engines in order to eliminate the need to maintain spare engine pools. A number of international and regional carriers have also implemented aircraft component and spare part leasing programs as a means of preserving capital while maintaining adequate aircraft components and spare parts support. The Company has from time to time leased engines and select airframe components and spare parts to aircraft operators, has entered into a joint venture to lease an engine to a cargo carrier, and intends to further develop its leasing activities by purchasing and leasing complete aircraft and engines to aircraft operators and by expanding its engine and airframe component and spare part leasing programs. The Company believes it can enhance its customer relationships by offering a broad range of leasing services and, as aircraft or engines come off-lease at the expiration of the lease term, the Company will have a range of options for utilization of the asset, including the re-lease, sale or disassembly of the aircraft or engines for components and spare parts. The Company also believes that, through its participation in the components and spare parts leasing market, the Company will be able to more effectively utilize portions of its components and spare parts inventory and capitalize on its experience and knowledge of the market to maximize the residual value of such inventory upon the expiration of leases. In addition to leasing, aircraft operators have attempted to reduce overhead by outsourcing inventory management through consignment and other arrangements. The Company has entered into consignment arrangements in the past with selected aircraft operators and expects to offer consignment services in the future to enhance its customer relationships.

          Increase Business Through Inventory Expansion and Addition of Sales Agents. The Company intends to expand its business with existing customers and to secure new customers by continuing to increase the size and depth of its inventory and by continuing to expand its marketing efforts to its international customer base. Following completion of this offering, the Company will attempt to increase inventory of high turnover engine and airframe components and spare parts, undertake a targeted expansion of inventory in additional product lines, and purchase complete aircraft and engines for leasing that at lease termination will be available for disassembly or sale. Additionally, the Company is currently seeking to add sales agents in Central and South America and will seek to selectively increase its base of international sales agents following this offering through recruiting of qualified agents principally in Europe, the Middle East and select Asian markets. The Company believes that the addition of more sales agents not only offers the opportunity to increase customer sales, but also will assist in the identification of available purchase opportunities for aircraft, engines and aircraft components and spare parts on a worldwide basis.

AIRCRAFT COMPONENTS AND SPARE PARTS

     Aircraft components and spare parts can be categorized by their ongoing ability to be repaired and returned to service. The general categories are as follows: (i) rotable; (ii) repairable; and (iii) expendable. A rotable is a part which is removed periodically as dictated by the FAA, an original equipment manufacturer ("OEM") or an operator's maintenance procedures or on an as-needed basis and is typically repaired or overhauled and re-used an indefinite number of times. An important subset of rotables is life-limited parts. A life-limited rotable has a designated number of allowable flight hours and/or cycles (one take-off and landing generally constitutes one cycle) after which it is rendered unusable. A repairable is similar to a rotable except that it can only be repaired a limited number of times before it must be discarded. An expendable is generally a part which is used and not thereafter repaired for further use.

     Aircraft components and spare parts' conditions are classified within the industry as (i) factory new, (ii) new surplus, (iii) overhauled, (iv) serviceable, and (v) "as removed". A factory new or new surplus part is one that has never been installed or used. Factory new parts are purchased from OEMs or their authorized distributors. New surplus parts are purchased from excess stock of airlines, repair facilities or other redistributors. An overhauled part has been completely disassembled, inspected, repaired, reassembled and tested by a licensed repair facility. A part is classified serviceable if it is repaired by a licensed repair facility but not completely disassembled as in an overhaul. A part may also be classified serviceable if it is removed by the operator from an aircraft or engine while operating under an approved maintenance program and is functional and meets any manufacturer or time and cycle restrictions applicable to the part. A factory new, new surplus, overhauled or serviceable part designation indicates that the part can be immediately utilized on an aircraft. A part in "as removed" condition requires functional testing, repair or overhaul by a licensed repair facility prior to being returned to service on an aircraft. The aircraft components and spare parts sold by the Company include rotable, repairable and expendable airframe and engine components and spare parts for commercial aircraft. The Company estimates that sales of rotable, repairable and expendable components and spare parts accounted for approximately 80%, 19% and 1%, respectively, of the Company's 1997 net sales.

PRODUCTS

     The Company's inventory of aircraft components and spare parts is comprised primarily of JT8 series engines and engine components and spare parts and airframe components and spare parts for all series of Boeing 737 aircraft. The JT8D engine, certain models of which have not been in production since 1987, is estimated to power approximately 40% of commercial aircraft worldwide, consisting almost exclusively of narrow-body aircraft. The Company estimates, based on publicly available information, that there are in excess of 10,000 JT8D engines currently in service on Boeing 737-100 and -200 aircraft, 727 aircraft and McDonnell-Douglas DC-9 aircraft. The Company expanded its components and spare parts inventory in 1995 to include CFM56 engines and engine components and spare parts. The CFM56 is a higher thrust engine that, in its three primary configurations, is used to power the 737-300, -400 and -500 aircraft, the McDonnell-Douglas DC-8 and a variety of Airbus aircraft.

     Engine Components and Spare Parts. The Company's inventory of engine components and spare parts consists primarily of components and spare parts for the JT8D series of engines and, to a lesser degree, CFM56 series engines. At December 31, 1997, the Company's inventory of engine components and spare parts consisted of over 47,000 items, most of which were obtained by the purchase and disassembly of complete engines. Generally, the Company's inventory of engine components and spare parts is purchased in "as removed" condition and therefore requires repair by a licensed repair facility. Similarly, the Company generally purchases most of its engines in non-serviceable condition, commissions necessary repairs by a licensed repair facility, and then resells or leases the complete overhauled engines to its customers. Where possible, the Company uses engine components and spare parts from its inventory in order to minimize out-of-pocket repair cost and maximize inventory turnover. Due to the Company's repeated use of licensed repair facilities, the Company believes it has identified certain repair facilities that have developed specific areas of expertise within the repair industry and that are capable of meeting the Company's quality standards and scheduling requirements for repairs.

     The Company generally begins marketing efforts related to the sale of an engine as soon as the engine is purchased, and the Company has frequently been successful in concluding engine sales, subject to repair completion, either prior to or while repairs are ongoing. Prices for engines depend on the level of thrust, the availability of the engine type at the time of repair, the availability of alternative engine types that can be used in a customer's application and whether an aircraft is "on the ground" awaiting installation of an engine. The Company's results of operations have in the past, and will in the future, be significantly impacted by the frequency of complete engine sales. During 1996 and 1997, the Company completed three and seven complete engine sales, respectively. The identity of the Company's largest customers will also vary from period to period as the completion of an engine sale will frequently place a customer among the largest customers in terms of dollar volume.

     Airframe Components and Spare Parts. The Company's inventory of airframe components and spare parts consists primarily of rotables for Boeing, McDonnell-Douglas and Airbus aircraft. Airframe components and spare parts are generally obtained from disassembly of aircraft and purchase of bulk inventory. The Company's management personnel have considerable experience in the disassembly of aircraft, having supervised or participated in the disassembly of aircraft since the Company began active operations in 1990. The Company typically disassembles aircraft at the aircraft's location when purchased, and hires local crews to assist in the disassembly process. Components and spare parts are then returned to the Company's facilities where evaluations are undertaken and repairs are commissioned as required. The Company currently maintains a broad selection of over 66,000 individual airframe components and spare parts and anticipates expanding this inventory following completion of this offering.

OPERATIONS OF THE COMPANY

     The Company's core business is the buying and selling of engines, engine components and spare parts and airframe components and spare parts. The Company intends to expand its business following completion of this offering to include the purchase and sale of engines and components and spare parts for a variety of wide-body aircraft, and the leasing of aircraft, engines and components and spare parts, as well as to increase its focus on sales of avionics and instrumentation. The Company believes that the leasing of aircraft and complete engines will become a more significant part of the Company's business in the future and provide significant opportunities for expansion.

     Inventory Acquisition. The Company obtains most of its components and spare parts inventory by purchasing individual components and spare parts from airlines, repair facilities or other redistributors, by purchasing excess inventory from aircraft operators ("bulk inventory purchases") or by purchasing aircraft and engines for disassembly. The Company may also fill a customer order for a part not held in the Company's inventory by locating the part for the customer from another vendor, purchasing the part and then reselling the part to the customer. The Company makes bulk inventory purchases by bidding on the inventory of companies that are eliminating certain portions of their components and spare parts inventory due to the retirement of an aircraft type from their fleets, inventory reduction programs to reduce costs, the downsizing of operations or the dissolution of their businesses as a whole.

     The Company acquires aircraft for disassembly if its initial estimate of the timing and value of component and spare part sales from such aircraft would allow the Company to recover the purchase price within one year through the sale of a portion of the components and spare parts, and to sell the remaining components and spare parts for amounts in excess of the previously recovered purchase price over the subsequent five years. The Boeing Report notes that approximately 1,900 aircraft will be removed from active commercial service between 1996 and 2006. Many of these aircraft will be disassembled in order to sell their components and spare parts. The seller of the aircraft will often provide the Company with a computerized data base listing all the components and spare parts on the aircraft which is verified by the Company. If a computerized listing of components and spare parts is not available, the Company will conduct its own inventory of the aircraft to be disassembled. The components and spare parts are catalogued and all the relevant information regarding the components and spare parts, including each part's repair history, is entered into the Company's computer data base. Management believes that it is essential that such information be immediately available in order to facilitate sales by the Company's sales personnel. In certain instances, components and spare parts that are in high demand are pre-sold prior to the delivery of the disassembled aircraft to the Company. High value components and spare parts such as engines and engine components and spare parts are also often pre-sold. Pre-selling allows the Company to recover a significant amount of its investment within a short time from the date of the aircraft purchase.

     An aircraft purchased for disassembly is often in the same condition as the aircraft that will utilize the components and spare parts. Sellers are usually motivated to dispose of their aircraft at prices that justify disassembly for a variety of reasons, including the seller's need for immediate liquidity or inability to economically operate or lease the aircraft to a third party. Additionally, such aircraft may require extensive maintenance or overhaul or may require government-mandated improvements which are uneconomical for the seller to perform. The Company has in the past occasionally been involved in the salvage of aircraft and may engage in salvage operations in the future as another means of inventory acquisition. The Company's sale of salvaged components and spare parts is performed in accordance with its normal quality control procedures and the Company does not provide non-incident certification on components and spare parts removed from an incident-related aircraft. The availability of aircraft for disassembly varies based on a number of factors, including demand for older aircraft, the rate at which aircraft operators retire older aircraft from their fleet, availability of new aircraft and decisions by cargo carriers to standardize fleets of cargo aircraft that may formerly have served as passenger aircraft.

     Aircraft and Engine Sales and Leasing. The Company has determined that its component and spare part sales opportunities will be enhanced by providing existing and new customers with complete aircraft and engines through lease transactions. Such transactions will allow the Company to expand its customer base for components and spare parts and, through leasing, reduce the cost basis in its aircraft and engines. Once leased, the Company will derive revenue from lease payments and will seek to sell components and spare parts to the lessee from inventory both for the leased aircraft or engines as well as other aircraft or engines in the lessee's fleet. Upon return of the aircraft or engines at the expiration of the lease term, the Company will either re-lease, sell or disassemble the aircraft or engines for components and spare parts in order to achieve the highest utilization of the asset.

     The Company's anticipated leasing activities are expected to be based on operating leases with its customers. Under an operating lease, the Company will retain title to the aircraft or engine, thereby retaining the potential benefits and assuming the risk of the residual value of the aircraft or engine. Operating leases allow aircraft operators greater fleet and financial flexibility due to their shorter-term nature, the relatively small initial capital outlay necessary to obtain use of the aircraft or engine and off-balance sheet accounting treatment. The Company expects to focus on leasing to its customers older, narrow-body aircraft and the engines they use and older, wide-body aircraft with engines they use for periods between six months to three years. The Company believes that there is an increasing demand by customers for operating leases, which are being used as an alternative to traditional financing arrangements.

     In January 1998, the Company entered into a joint venture that then executed an operating lease for an engine with a cargo carrier. The lease extends for a period calculated based upon flight cycles and/or 11,000 flight hours. The joint venture also relates to two other engines that the Company and its co-venturer intend to lease to customers following completion of overhaul.

     Exchange Transactions. An "exchange transaction" generally involves a high value/high turnover rotable component or spare part which an operator frequently replaces when performing aircraft maintenance. In an exchange transaction, a customer pays an exchange fee and returns a "core" unit to the Company within

14 days. A "core" unit is the same part which is being delivered to the customer by the Company, but in need of overhaul. The Company has the customer's core unit overhauled and bills the customer for the overhaul charges and retains the overhauled core unit in its inventory for re-sale. If the "core" unit cannot be repaired, it is returned to the customer and the exchange transaction is converted to an outright sale of the component or spare part that was previously delivered or installed, at a sales price agreed upon at the time the exchange transaction was negotiated. The Company estimates that exchanges accounted for less than 2% of 1997 net sales. Because exchanges tend to be more labor intensive than outright sale transactions, the Company does not expect to target exchanges as a transaction type for future expansion.

SALES AND MARKETING; CUSTOMERS

     The Company has developed a sales and marketing program which includes well-trained and knowledgeable in-house sales personnel and commissioned independent sales agents, computerized inventory management, listing of its aircraft components and spare parts in two electronic industry data bank catalogues and a home page on the Internet. The Company's Chief Executive Officer, two key employees and a customer service specialist are currently engaged in sales and marketing activities. The Company expects to hire two additional in-house sales personnel prior to completion of this offering. Crucial to the successful marketing of the Company's inventory is the Company's ability to make timely delivery of components and spare parts in reliable condition. The Company believes aircraft operators are more sensitive to reliability and timely delivery than price.

     In addition to directly marketing its inventory, the Company utilizes the services of three independent sales agents, two of whom specialize in international sales and one of whom specializes in domestic sales. Each of the Company's sales agents has extensive experience with the requirements of aircraft operators and other customers and, in addition to performing sales activities, assist the Company in identifying opportunities to purchase aircraft, engines and bulk components and spare parts inventories. The Company's sales agents are paid on a commission basis and are retained under agency agreements terminable at will by either party. The Company is currently seeking to add two additional sales agents for Central and South America. The Company expects to further expand its network of sales agents following this offering and anticipates that most, if not all, of such expansion will be in the international market.

     As a means of generating exposure to existing and potential customers, the Company lists its inventory in the Inventory Locator Service ("ILS") and the Air Transport Association's ("AIRS") computerized data banks. Buyers of aircraft components and spare parts can access the ILS or AIRS, as well as other spare parts data bases, to determine the companies which have the desired inventory available. Neither the ILS nor AIRS lists price information relating to particular components and spare parts. In addition, the Company places advertisements in select industry catalogues and attends a number of industry conferences and tradeshows in order to acquaint potential customers with the Company's redistribution capabilities.

     Market forces establish the price for aircraft components and spare parts. No pricing service or price catalogue exists for aftermarket components and spare parts. Rather, aftermarket aircraft components and spare parts prices are determined by referencing new parts catalogues with consideration given to existing supply and demand conditions. Often, aircraft operators will opt for quality aftermarket components and spare parts even when new components and spare parts are still in production. Aftermarket aircraft components and spare parts must meet the same FAA quality standards as new parts, but cost less than the same new components and spare parts, and are often more readily available than new components and spare parts.

     The Company's customer base is comprised of approximately 70% domestic and 30% international customers. The Company's customers include a number of domestic and international commercial passenger airlines, maintenance and repair facilities and other redistributors. Management believes that its customer relationships are critical to the Company's operational success. The Company maintains an adequate level of inventory in order to service its customers in a timely manner. Management believes that availability and timely delivery of quality components and spare parts are the primary factors considered by customers when making a purchase decision. In 1997, none of the Company's customers accounted for in excess of 10% of the Company's net sales, although three customers each accounted for between 5% and 10% of the Company's

1997 net sales. Sales to each of these three customers exceeded 5% of the Company's 1997 net sales as a result of each customer purchasing an engine from the Company. In a given period, a substantial portion of the Company's net sales may be attributable to the sale of one or more engines. Sales of engines, the timing of aircraft component and spare part sales or a lease transaction during a given period may result in a customer being considered a significant customer of the Company for that period. Currently, the Company believes that it has no customer, the loss of which would have a material adverse effect on the Company's results of operations.

QUALITY ASSURANCE

     The Company adheres to stringent quality control standards and procedures in the purchase and sale of its products. The Company is a member of the Airline Suppliers Association ("ASA") and is periodically audited by certain of its customers to ensure compliance with such customer's quality standards. The Company has applied for accreditation as an aftermarket aircraft components and spare parts supplier by the ASA and is currently awaiting completion of an on-site audit by the ASA. Components and spare parts procured from an accredited supplier convey assurance to the purchaser that the quality is as stated and the appropriate documentation is on file at the supplier's place of business. Accreditation also provides assurance that the supplier has implemented an appropriate quality assurance system and has demonstrated the ability to maintain such system. Although the Company believes that accreditation is not required in order to conduct its operations, the Company believes that accreditation is consistent with the Company's long-term objectives as a redistributor of aircraft components and spare parts.

     Because aircraft operators require a readily available and identifiable source of inventory meeting regulatory requirements, the Company has implemented a total quality assurance program. This program consists of numerous quality procedures, including (i) inspection procedures mandating that procured aircraft, engines and components and spare parts be traceable to a source approved by the Company, (ii) training and supervision of personnel to properly carry out the total quality assurance program, and (iii) ongoing quality review board meetings conducted by senior management to oversee the total quality assurance program.

     An important factor in the aircraft components and spare parts redistribution market relates to the documentation and traceability of aircraft components and spare parts. The Company requires all of its suppliers to provide adequate documentation as dictated by the Company's customers. The Company utilizes electronic data scanning and storage techniques to maintain complete copies of all documentation. Documentation required includes, where applicable,
(i) a maintenance release from a licensed repair facility signed and dated by the licensed airframe and/or power plant mechanic who repaired the aircraft components and spare parts and an inspection to certify that the proper methods, materials and workmanship were used, (ii) a "tear-down" report detailing the discrepancies and corrective actions taken during the last shop repair, and
(iii) an invoice or purchase order from an approved source.

     The Company provides no warranties with respect to the aircraft components and spare parts it sells. Engine repairs are customarily warranted by maintenance and repair facilities for a period of six months or 1,000 flying hours and, upon resale of engines, the Company provides a pass-through to its customers of all warranty rights it received from the maintenance and repair facility. The Company generally accepts returns of aircraft components and spare parts by its customers within a period of 45 days from the date of shipment.

REGULATION

     The aviation industry is highly regulated in the United States by the FAA and in other countries by similar regulatory agencies. These regulations are designed to ensure that all aircraft, engines and aircraft components and spare parts are continuously maintained in proper condition for the safe operation of aircraft. While the Company's operations are not currently regulated directly by the FAA, the independent facilities that repair and overhaul the Company's products and the aircraft operators that ultimately utilize the Company's products are subject to extensive regulation. Accordingly, the Company must consider the regulatory requirements of its customers and provide them with aircraft components and spare parts that comply with airworthiness standards established by the FAA and OEMs, together with required documenta-tion that will enable these customers to comply with other applicable regulatory requirements. The inspection, maintenance and repair procedures and schedules for the various types of aircraft, engines and aircraft components and spare parts are prescribed by regulatory authorities and can be performed only by licensed repair facilities utilizing licensed technicians. Compliance with applicable FAA and OEM standards are required prior to installation of a component or spare part on an aircraft. The Company only utilizes licensed repair facilities to repair and certify the aircraft, engines and aircraft components and spare parts it sells.

     In June 1996, the FAA adopted a series of changes in the FAA's inspection policies to enhance its oversight of aircraft operators that rely on third-party repair and overhaul facilities. The effect on the Company of such changes to the FAA's inspection policies may be to reduce the number of third-party maintenance facilities that provide services to the Company. To date, the Company's operations have not been materially adversely affected as a result of such regulations.

     In September 1996, the FAA issued an advisory circular to support the implementation of a voluntary accreditation program for civil aircraft parts suppliers. This accreditation program establishes quality standards applicable to aftermarket suppliers, such as the Company, and designates FAA approved organizations such as the ASA to perform quality assurance audits for initial accreditation of aftermarket suppliers. The Company has an application pending to become accredited by the ASA as an aircraft components and spare parts supplier.

     Because the Company's sales consist largely of engines, components and spare parts for older aircraft, regulations promulgated by the FAA governing noise emission standards for older aircraft and the FAA's Aging Aircraft Program Plan (the "Aging Aircraft Program") have a material impact on the market for the Company's products. All stage 2 aircraft must install hush-kits pursuant to such noise emission standards or be phased out of operation in the United States by December 31, 1999 and in the European Union by April 1, 2002. The Aging Aircraft Program requires aircraft operators to perform structural modifications and inspections to address airframe fatigue and to implement corrosion prevention and control programs, which increase the operating and maintenance costs of older aircraft. Furthermore, the U.S. Environmental Protection Agency and the various environmental agencies of the European Union have sought the adoption of stricter standards limiting the emission of nitrous oxide from aircraft engines. The Company believes that notwithstanding the substantial costs imposed by noise emission standards and the Aging Aircraft Program on older aircraft, estimated by the Company to average less than $4 million per aircraft on aircraft such as the DC-9, certain aircraft operators will continue to utilize older aircraft due to the substantially greater cost of acquiring new replacement aircraft.

     The core operations of the Company may in the future be subject to FAA or other regulatory requirements. The Company closely monitors the FAA and industry trade groups in an attempt to understand how possible future regulations might impact the Company.

PRODUCT LIABILITY

     The commercial aviation industry periodically experiences catastrophic losses. As a redistributor, the Company may be named as a defendant in a lawsuit as a result of a catastrophic loss if a part sold by the Company were installed in an incident-related aircraft. In this regard, the Company maintains product liability insurance in the amount of $25 million. While the Company believes this amount to be adequate liability insurance to protect it from such claims, and while no lawsuit has ever been filed against the Company based upon a product liability theory, no assurance can be given that claims will not arise in the future or that such insurance coverage will be adequate. Additionally, there can be no assurance that insurance coverages can be maintained in the future at an acceptable cost, if at all. Any such liability not covered by insurance could have a material adverse effect on the financial condition of the Company.

COMPETITION

     The aircraft component and spare part redistribution market is highly competitive. The market consists of a limited number of well-capitalized companies selling a broad range of products and numerous small competitors serving distinct market niches. Certain of these competitors have substantially greater financial, marketing and other resources than does the Company. The Company believes that current industry trends will benefit larger, well-capitalized companies. The Company believes that range and depth of inventories, timeliness of parts delivery, quality and traceability of products, service and price are the key competitive factors in the industry. The principal companies with which the Company currently competes are AAR Corp., The AGES Group, Aviation Sales Company, AVTEAM, Inc., Banner Aerospace and The Memphis Group, all of which are significantly larger than the Company. Customers in need of aircraft parts have access, through computer-generated inventory catalogues, to a broad array of suppliers, including aircraft manufacturers, OEMs of components and spare parts, airlines and aircraft services companies, which may have the effect of increasing competition for, and lowering prices on, parts sales.

EMPLOYEES

     At January 31, 1998, the Company had 18 full-time employees and one part-time employee. Of these, four are principally engaged in management, four are engaged in sales and marketing and the remainder are engaged in operations, accounting and administration. None of the Company's employees are subject to collective bargaining agreements. The Company believes its employee relations are excellent.

FACILITIES

     The Company's offices are located in Fort Mill, South Carolina and consist of approximately 25,000 square feet, of which approximately 6,000 square feet are used for offices and approximately 19,000 square feet are used for shipping, receiving and inventory storage. The offices are leased for an annual base rent of $87,000 through July 31, 2002, subject to extension for an additional five years at a rental rate that increases in accordance with the Consumer Price Index. The Company also leases a 15,000 square foot warehouse facility located in Fort Mill, South Carolina for an annual rental of approximately $50,000 through December 2002. The Company is also obligated to pay its pro rata share of taxes, assessments and maintenance expenses attributable to each of its facilities. The Company leases both of its facilities from two partnerships in which Herman O. Brown, Jr., one of the Existing Common Stockholders and father of Karl F. Brown, is a partner, and in one of which Karl F. Brown, an officer and director of the Company, is a partner. See "Management -- Certain Transactions."

LITIGATION

     The Company is not a party to any litigation and is not aware of any threatened or pending legal proceeding which would have a material adverse effect on the Company's business, operations or financial condition.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     The directors and executive officers of the Company are as follows:

               NAME(1)                 AGE                      POSITION
               -------                 ---                      --------
Karl F. Brown(1).....................  34    Chairman of the Board, Chief Executive Officer
                                               and President
Elaine T. Rudisill...................  42    Chief Financial Officer
David M. Furr(1)(2)..................  40    Director
Pamela K. Clement(1)(2)..............  43    Director
James T. Comer, III..................  49    Director

---------------

(1) Member of the Audit Committee.

(2) Member of the Compensation Committee.

     Officers are appointed by and serve at the discretion of the Board of Directors. Each director holds office until the next annual meeting of stockholders or until a successor has been duly elected and qualified. All of the Company's officers devote full-time to the Company's business and affairs.

     Karl F. Brown has served as President of the Company since 1990. Mr. Brown has served as Chairman of the Board and Chief Executive Officer of the Company since January 1, 1998. From 1986 to 1990, Mr. Brown served as a salesman for U.S. Aviation, Inc., an aircraft components and spare parts redistributor partially owned by Herman O. Brown, Jr., Mr. Brown's father. Mr. Brown attended the University of North Carolina at Charlotte and received a Bachelor of Arts degree in Business in 1986.

     Elaine T. Rudisill has served as Chief Financial Officer of the Company since December 1997. From 1987 through 1996, Ms. Rudisill served as assistant controller and controller of IGI, Inc., Buena, New Jersey, a publicly-traded diversified animal healthcare and human cosmetics manufacturer. In 1996, Ms. Rudisill became chief financial officer and vice president of finance of Novavax, Inc., Columbus, Maryland, which until late 1995 was a subsidiary of IGI, Inc. Novavax, Inc. is engaged in the development of biopharmaceutical products and, since its spin-off from IGI, Inc., has been publicly traded. In her capacity as chief financial officer of Novavax, Inc., Ms. Rudisill was responsible for financial reporting, human resources and management information systems and was involved significantly in the spin-off from IGI, Inc. Ms. Rudisill received a Bachelor of Science degree in Accounting from the University of North Carolina in 1977.

     David M. Furr has served as a director of the Company since January 1998. Mr. Furr has been a partner in the law firm of Gray, Layton, Drum, Solomon, Sigmon, Furr & Smith, P.A., Gastonia, North Carolina, and a partner of a predecessor firm for in excess of five years. Mr. Furr has practiced corporate and tax law since 1983 and has represented the Company with respect to corporate and tax matters since 1990. Mr. Furr served as a director of Swisher International, Inc., a publicly-traded hygiene service company, from 1991 through September 1995. Mr. Furr is also a member of Seaside Advisors, LLC, the general partner of Seaside Partners, L.P., a privately-held limited partnership formed primarily to invest in securities of publicly-traded companies with stock market capitalizations of $100 million or less. Mr. Furr received a Bachelor of Arts degree and his Juris Doctor degree from Wake Forest University in 1980 and 1982, respectively, and a Master of Taxation degree from the University of Florida in 1983. Mr. Furr is admitted to practice before the United States Tax Court.

     Pamela K. Clement has been a director of the Company since February 1998. She is currently employed as a managing director of Piedmont Venture Partners, a Charlotte, North Carolina-based venture capital fund which she cofounded in May 1996. Piedmont Venture Partners invests primarily in technology related private concerns located in the southeastern United States. From April 1995 to May 1996, Ms. Clement was engaged in investing for her own account. From September 1992 to March 1995, she served as president, chief operating officer and a director of Sovereign Advisers, Inc., a Charlotte, North Carolina-based investment advisory firm. Ms. Clement sold her interest in Sovereign Advisers, Inc. to Interstate/Johnson Lane

Corporation in 1995. From 1976 through 1992, Ms. Clement was employed in a variety of positions with a number of investment banking and money management firms. Ms. Clement received a Bachelor of Arts degree in Economics from Cornell University in 1976.

     James T. Comer, III has been a director of the Company since March 1998. Since 1991, Mr. Comer has been the president of J.T. Comer Consulting, Inc. and chairman of Southern Pension Services, Inc., both of which are wholly-owned by Mr. Comer. J.T. Comer Consulting, Inc. provides employee benefit consulting services and Southern Pension Services, Inc. provides pension administration services. From 1979 to 1986, Mr. Comer served as president of J.T. Comer & Associates, Inc., a pension administration and benefit consulting firm that was sold to the D & B Plan Services Division of the Dunn & Bradstreet Corporation in 1986. Mr. Comer was employed as the president of the D & B Plan Services Division from 1986 to 1991. Mr. Comer received a Bachelor of Arts degree in Economics from the University of North Carolina at Charlotte in 1971.

KEY EMPLOYEES

     William E. Werts has been employed by the Company since 1990 as Director of Sales. Mr. Werts has been employed in the aircraft components and spare parts redistribution industry for over 35 years, including five years at U.S. Aviation, Inc. and 22 years at Charlotte Aircraft Corporation.

     James E. Cauble has been the Company's Director of Quality Control since 1990. Mr. Cauble has been employed in the aircraft components and spare parts redistribution industry for over 35 years, including eight years at U.S. Aviation, Inc. and 22 years at Charlotte Aircraft Corporation. Mr. Cauble has held an Airframe and Powerplant License since 1970 and an FAA Inspection Authorization since 1975.

     David B. Abbott has served as the Company's Director of Marketing since 1990. Prior to joining the Company, Mr. Abbott was employed in various sales and marketing positions for over 14 years in the aviation industry.

BOARD COMMITTEES

     The Board of Directors maintains a Compensation Committee and an Audit Committee. The Compensation Committee is composed of Mr. Furr and Ms. Clement, both non-management directors. The Audit Committee is composed of Messrs. Brown and Furr and Ms. Clement. The primary function of the Compensation Committee is to review and make recommendations to the Board with respect to the compensation, including bonuses, of the Company's officers and to administer the Option Plan. The function of the Audit Committee is to review and approve the scope of audit procedures employed by the Company's independent auditors, review and approve the audit reports rendered by the Company's independent auditors and approve the audit fee charged by the independent auditors. The Audit Committee reports to the Board of Directors with respect to such matters and recommends the selection of the independent auditors.

EXECUTIVE COMPENSATION

     Summary Compensation Table. The following table sets forth the annual and long-term compensation for services in all capacities to the Company in the fiscal years ended December 31, 1995, 1996 and 1997 of Karl F. Brown, the only executive officer of the Company whose total annual salary and bonus exceeded $100,000 during the relevant periods (the "Named Officer").

                                                                    LONG-TERM
                                                                   COMPENSATION
                                                                      AWARDS
                                                     ANNUAL        ------------
                                     FISCAL      COMPENSATION(1)
                                   YEAR ENDED    ---------------     OPTIONS         ALL OTHER
  NAME AND PRINCIPAL POSITION     DECEMBER 31,    SALARY   BONUS     (SHARES)     COMPENSATION(2)
  ---------------------------     ------------   --------  -----   ------------   ---------------
Karl F. Brown,                        1997       $150,000  $-0-      --               $17,788
  Chairman of the Board, Chief        1996        150,000   -0-      --                17,972
  Executive Officer and
     President                        1995         95,000   -0-      --                17,994

---------------

(1) Excludes S Corporation distributions.

(2) Represents costs attributable to two Company automobiles provided for use by the Named Officer and his spouse and cash advances made in connection with a split-dollar life insurance plan maintained by the Company on behalf of the Named Officer.

     No employee of the Company receives any additional compensation for his services as a director. Non-management directors receive no salary for their services as such, but receive a fee of $250 per meeting or committee meeting attended. The Board of Directors has also authorized payment of reasonable travel or other out-of-pocket expenses incurred by non-management directors in attending meetings of the Board of Directors or committees thereof.

     Employment and Other Agreements. In January 1998, the Company entered into an employment agreement with Karl F. Brown. The employment agreement requires that he devote his full business time to the Company, may be terminated by the Company for "cause" (as defined in the employment agreement) and, as currently in effect, calls for Mr. Brown to receive an annual salary of $200,000 and a discretionary bonus determined by the Compensation Committee. The employment agreement extends for a three-year term. Mr. Brown is also entitled to receive lump sum compensation equal to approximately three times his annual salary and bonus in the event of a change in control of the Company and upon Mr. Brown's services being terminated or his status, authority or responsibilities being substantially diminished.

     In February 1998, the Company has also entered into an employment agreement with Elaine T. Rudisill, the Chief Financial Officer of the Company. This agreement extends for a one-year term, is subject to successive one-year automatic renewals unless either party provides notice of non-renewal, and provides for Ms. Rudisill to receive an annual salary of $65,000 and a discretionary bonus.

     The Company has also entered into confidentiality and non-compete agreements with its officers and key employees.

     The Company maintains a 401(k) profit sharing plan and a medical reimbursement plan covering substantially all of its employees.

STOCK OPTION PLAN

     The Company adopted its 1998 Omnibus Stock Option Plan in February 1998 (the "Option Plan"). An aggregate of 350,000 shares of Common Stock are currently reserved for issuance under the Option Plan.

     The Option Plan provides for the granting of incentive stock options ("Incentive Stock Options") within the meaning of Section 422 of the Code and non-qualified stock options. Non-qualified stock options may be granted to employees, directors and consultants of the Company, while Incentive Stock Options may be granted only to employees. The Option Plan is currently administered by the Compensation Committee of the Board of Directors, which determines the terms and conditions of the options granted under the Option Plan, including the exercise price, the number of shares subject to a particular option and the exercisability thereof.

     The exercise price of all Incentive Stock Options granted under the Option Plan must be at least equal to the fair market value of the Common Stock of the Company on the date of grant, and must be 110% of fair market value when granted to a 10% or more stockholder. The exercise price of all non-qualified stock options granted under the Option Plan shall be not less than 85% of the fair market value of the Common Stock on the date of grant. The term of all options granted under the Option Plan may not exceed ten years, except the term of Incentive Stock Options granted to a 10% or more stockholder may not exceed five years. The Option Plan may be amended or terminated by the Board of Directors, but no such action may impair the rights of a participant under a previously granted option.

     The Option Plan provides the Board of Directors or the Compensation Committee with the discretion to determine when options granted thereunder shall become exercisable and the vesting period of such options. Upon termination of a participant's employment or consulting relationship with the Company, all unvested options terminate and are no longer exercisable. Vested non-qualified options remain exercisable for a period not to exceed three months following the termination date.

     The Option Plan provides that, in the event the Company enters into an agreement providing for the merger of the Company into another corporation or the sale of substantially all of the Company's assets, any outstanding unexercised option shall become immediately exercisable as of the date of such agreement. Upon the consummation of the merger or sale of assets such options shall terminate unless they are assumed or another option is substituted therefor by the successor corporation.

     As of March 15, 1998, a total of 258,600 non-qualified and Incentive Stock Options were outstanding, each of which has an exercise price of $6.00 per share. The Option Plan was approved by Karl F. Brown, the sole stockholder of American Aircarriers Support, Incorporated, a Delaware corporation, as of February 9, 1998. All of the options granted by the Company to date are eligible to purchase Common Stock of American Aircarriers Support, Incorporated, a Delaware corporation. Accordingly, such options are ineligible to purchase shares of Common Stock of American Aircarriers Support, Inc., a South Carolina corporation. None of the options granted under the Option Plan are exercisable prior to September 1998. Pursuant to the terms of the Underwriting Agreement, the Representative has required that the Company not file a registration statement covering shares issuable upon exercise of outstanding options until 12 months from the date of this Prospectus.

CERTAIN TRANSACTIONS

     In June 1995, the Company obtained the Credit Facility that, following successive annual renewals, is now due in May 1998. Repayment of advances under the Credit Facility are personally guaranteed by the Existing Common Stockholders, who received no additional compensation in connection with providing such guarantees. The Company expects to repay outstanding indebtedness under the Credit Facility of approximately $1.5 million using a portion of the proceeds of this offering. See "Use of Proceeds."

     Herman O. Brown, Jr., a principal stockholder of the Company and the father of Karl F. Brown, is a co-founder, officer and director of U.S. Aviation, Inc. In 1993, the Company borrowed $525,000 from the unaffiliated co-founder of U.S. Aviation, Inc. The repayment of amounts due under the promissory note that evidences this borrowing was personally guaranteed by the Existing Common Stockholders. Neither of the Existing Common Stockholders received any compensation for providing the guarantees. At December 31, 1997, the principal amount outstanding under this promissory note totalled $121,000, which is payable December 31, 1998. The Company anticipates that the remaining amount due under this promissory note will be repaid in 1998 using cash generated from operations. The Company was also indebted to U.S. Aviation, Inc. in the principal amount of $46,000 at December 31, 1997, which amount was repaid in February 1998.

     U.S. Aviation, Inc. has in the past consigned aircraft components and spare parts to the Company. Under the consignment arrangement, the Company remits to U.S. Aviation, Inc. 60% of the sales price of the components and spare parts, less any overhaul and repair costs incurred by the Company. Consignment sales on behalf of U.S. Aviation, Inc. totalled $97,000 and $77,000 in 1996 and 1997, respectively. The Company anticipates that consignment sales of behalf of U.S. Aviation, Inc. will be immaterial in future periods.

     At various times from 1993 through December 31, 1997, the Existing Common Stockholders made unsecured advances to the Company. The proceeds of such advances were used for working capital purposes. The advances outstanding at December 31, 1997 bear interest at rates between 6% and 8% per annum and mature between April 15, 1998 and June 30, 1998. At December 31, 1997, the Company was indebted to Messrs. Karl F. Brown and Herman O. Brown, Jr. in the amounts of $711,000 and $746,000, respectively. The Company expects to repay such advances using a portion of the proceeds of this offering. See "Use of Proceeds" and Note 8 to the Financial Statements.

     The Company currently leases a 15,000 square foot facility, consisting primarily of warehouse storage, from B & C Enterprises, a partnership in which Herman O. Brown, Jr. is a 50% partner. The facility is leased to the Company through December 2002 for an annual rental of $50,000. The Company leases its headquarters facility from Brown Enterprises, a partnership of the Existing Common Stockholders, for an annual rental of $87,000. The lease extends through July 30, 2002, with a right on the part of the Company to extend the lease for an additional five-year period. Each of the foregoing leases requires the Company to pay taxes, insurance and maintenance expenses for the facility in question. The Company believes that such facilities were leased to it on terms at least as favorable as could have been obtained from unaffiliated third parties. See "Business -- Facilities."

     In January 1998, the Company entered into an employment agreement with Karl
F. Brown. See "-- Executive Compensation."

     In connection with this offering, the Company will terminate its S Corporation election and anticipates distributing approximately $2.4 million to the Existing Common Stockholders to provide such persons with funds sufficient to pay personal tax liabilities related to 1998 taxable income earned prior to the date of termination of the Company's S Corporation election, together with an amount equal to approximately 50% of the previously undistributed accumulated taxable income. See "S Corporation Distributions."

     Prior to the date of this offering, the Existing Common Stockholders were parties to agreements providing that, in the event of the death of Karl F. Brown, the shares of Common Stock owned by him would be placed in a family trust under which Herman O. Brown, Jr., as trustee, would retain all voting rights with respect to such Common Stock. Additionally, the agreements provided that in the event of the death of Herman O. Brown, Jr., Karl F. Brown would retain the right to purchase the Common Stock owned by Herman O. Brown, Jr. at a price equal to the book value of such Common Stock at the time of Herman O. Brown, Jr.'s death. Pursuant to an agreement between the Existing Common Stockholders, upon consummation of this offering, such prior agreements shall be terminated and be of no further force or effect. In February 1998, Herman O. Brown, Jr. entered into a voting trust agreement (the "Voting Trust") pursuant to which David M. Furr, a director of the Company, has been vested with all voting rights relating to the Common Stock currently owned or hereafter acquired by Herman O. Brown, Jr. See "Principal Stockholders."

     The Company has adopted a policy that future transactions between the Company and its officers, directors and 5% or more stockholders are subject to approval by a majority of the disinterested directors of the Company. Any such transactions will be on terms believed to be no less favorable to the Company than could be obtained from unaffiliated parties.

LIMITATION OF LIABILITY AND INDEMNIFICATION

     Pursuant to the provisions of the Delaware General Corporation Law, the Company has adopted provisions in its Certificate of Incorporation which provide that directors of the Company shall not be personally liable for monetary damages to the Company or its stockholders for a breach of fiduciary duty as a director, except for liability as a result of (i) a breach of the director's duty of loyalty to the Company or its stockholders; (ii) acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law; (iii) an act related to the unlawful stock repurchase or payment of a dividend under Section 174 of Delaware General Corporation Law; and (iv) transactions from which the director derived an improper personal benefit. Such limitation of liability does not affect the availability of equitable remedies such as injunctive relief or rescission.

     The Company's Certificate of Incorporation also authorizes the Company to indemnify its officers, directors and other agents, through its Bylaws, agreements or otherwise, to the fullest extent permitted under Delaware law. The Company intends to enter into separate indemnification agreements with its directors and officers which may, in some cases, be broader than the specific indemnification provisions contained in the Delaware General Corporation Law. The indemnification agreements may require the Company, among other things, to indemnify such officers and directors against certain liabilities that may arise by reason of their status or service as directors or officers (other than liabilities arising from willful misconduct of a culpable nature), to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified, and to obtain directors' and officers' insurance if available on reasonable terms.

     At present, there is no pending litigation or proceeding involving a director, officer, employee or agent of the Company where indemnification will be required or permitted. The Company is not aware of any threatened litigation or proceeding which may result in a claim for such indemnification.

     Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers and control persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission, such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable.

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth certain information regarding beneficial ownership of the Company's Common Stock as of March 15, 1998 and as adjusted to reflect the sale of the Common Stock offered by this Prospectus, by (i) each person who is known by the Company to own beneficially more than 5% of the Company's outstanding Common Stock, (ii) each of the Company's executive officers and directors, and (iii) all executive officers and directors as a group. Common Stock not outstanding but deemed beneficially owned by virtue of the right of an individual to acquire shares within 60 days are treated as outstanding only when determining the amount and percentage of Common Stock owned by such individual. Except as noted, each person has sole voting and investment power with respect to the shares shown. The address of each person listed is 3516 Centre Circle Drive, Fort Mill, South Carolina 29715, except as otherwise indicated.

                                                        SHARES BENEFICIALLY
                                                      OWNED PRIOR TO OFFERING       PERCENTAGE
                                                      ------------------------        OWNED
                        NAME                            NUMBER        PERCENT     AFTER OFFERING
                        ----                          -----------    ---------    --------------
Karl F. Brown(1)....................................   3,075,000        75.0%          50.4%
Elaine T. Rudisill(2)...............................      --              --             --
Herman O. Brown, Jr.(3).............................   1,025,000        25.0           16.8
David M. Furr(2)(3).................................   1,025,000        25.0           16.8
  516 South New Hope Road
  Gastonia, North Carolina 28053
Pamela K. Clement(4)................................      --              --             --
  1 Morrocroft Centre
  Suite 380
  6805 Morrison Boulevard
  Charlotte, North Carolina 28211
James T. Comer, III(5)..............................      --              --             --
  4731 Hedgemore Drive
  Charlotte, North Carolina 28209
All directors and officers as a group (five
  persons)..........................................   4,100,000       100.0%          67.2%

---------------

(1) Excludes 60,000 shares of Common Stock subject to options exercisable commencing September 1998.

(2) Excludes 20,000 shares of Common Stock subject to options exercisable by each individual noted commencing September 1998.

(3) In February 1998, Herman O. Brown, Jr., David M. Furr and the Company entered into the Voting Trust pursuant to which David M. Furr has been vested with all voting rights relating to the Common Stock currently owned or hereafter acquired by Herman O. Brown, Jr. for the term of the Voting Trust. See below for further information concerning the Voting Trust.

(4) Excludes 5,000 shares of Common Stock subject to options exercisable commencing September 1998.

(5) Excludes 5,000 shares of Common Stock subject to options exercisable commencing September 1998.

     The Company and Messrs. David M. Furr and Herman O. Brown, Jr. entered into the Voting Trust in February 1998. During the term of the Voting Trust, Mr. Furr has the exclusive right to exercise all of the voting rights and powers with respect to the Common Stock subject to the Voting Trust. The Voting Trust will terminate on the earlier to occur of (i) sale of all of the Common Stock subject to the Voting Trust, (ii) the death of Herman O. Brown, Jr., or (iii) expiration of the ten-year term of the Voting Trust, subject to the automatic renewal of the Voting Trust for an additional period of ten years in the event Herman O. Brown, Jr. continues to own Common Stock of the Company upon expiration of the initial ten-year term of the Voting Trust. Under the Voting Trust, Herman O. Brown, Jr. retains the power to receive dividends and to instruct the trustee to dispose of shares of Common Stock within the Voting Trust, subject to compliance with applicable federal and state securities laws and the lock-up agreement entered into with the Representative.

                           DESCRIPTION OF SECURITIES

     The authorized capital stock of the Company consists of 20,000,000 shares of Common Stock, par value $.001 per share, and 2,000,000 shares of Preferred Stock, par value $.01 per share.

COMMON STOCK

     Upon consummation of this offering, 6,100,000 shares of Common Stock will be issued and outstanding (assuming no options are exercised after December 31, 1997, and assuming the Underwriters' over-allotment option is not exercised). If the over-allotment option is exercised in full, 6,400,000 shares of Common Stock will be issued and outstanding.

     The holders of Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. The Company's Certificate of Incorporation denies cumulative voting rights in the election of directors. Accordingly, holders of a majority of the shares of Common Stock entitled to vote in any election of directors may elect all of the directors standing for election. Subject to preferences that may be applicable to any outstanding Preferred Stock, holders of Common Stock are entitled to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available therefor. See "Dividend Policy." In the event of a liquidation, dissolution or winding up of the Company, holders of Common Stock are entitled to share ratably in the assets remaining after payment of liabilities and the liquidation preference of any outstanding Preferred Stock. Holders of Common Stock have no preemptive, conversion or redemption rights. All of the outstanding shares of Common Stock are, and the shares to be sold in this offering when issued and paid for will be, fully paid and non-assessable.

PREFERRED STOCK

     The Board of Directors has the authority, without further stockholder approval, to issue up to 2,000,000 shares of Preferred Stock from time to time in one or more series, to establish the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof. The issuance of Preferred Stock may have the effect of delaying or preventing a change in control of the Company. The issuance of Preferred Stock could decrease the amount of earnings and assets available for distribution to the holders of Common Stock or could adversely affect the rights and powers, including voting rights, of the holders of the Common Stock. In certain circumstances, such issuances could have the effect of decreasing the market price of the Common Stock. As of the closing of this offering, no shares of Preferred Stock will be outstanding and the Company currently has no plans to issue any shares of Preferred Stock.

DELAWARE BUSINESS COMBINATION PROVISIONS

     As a Delaware corporation, the Company is subject to Section 203 of the Delaware General Corporation Law ("Section 203"), which regulates large accumulations of shares, including those made by tender offers. Section 203 may have the effect of significantly delaying a purchaser's ability to acquire the entire interest in the Company if such acquisition is not approved by the Company's Board of Directors. In general, Section 203 prevents an "Interested Stockholder" (defined in Section 203 generally as a person with 15% or more of a corporation's outstanding voting stock) from engaging in a "Business Combination" (defined below) with a Delaware corporation for three years following the date such person became an Interested Stockholder, except as described below. For purposes of Section 203, the term "Business Combination" is defined broadly to include mergers and certain other transactions with or caused by the Interested Stockholder; sales or other dispositions to the Interested Stockholder (except proportionately with the corporation's other stockholders) of assets of the corporation or a subsidiary equal to 10% or more of the aggregate market value of the corporation's consolidated assets or outstanding stock; the issuance or transfer by the corporation or a subsidiary of stock of the corporation or such subsidiary to the Interested Stockholder (except for transfers in a conversion or exchange or a pro-rata distribution, or certain other transactions, none of which increase the Interested Stockholder's proportionate ownership of any class or series of the corporation's or such subsidiary's stock); or the receipt by the Interested Stockholder (except proportionately as a stockholder), directly or indirectly, of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation or a subsidiary.

     The three-year moratorium imposed on Business Combinations by Section 203 does not apply if: (a) prior to the date on which a stockholder becomes an Interested Stockholder, the Board approves either the Business Combination or the transaction that resulted in the person becoming an Interested Stockholder;
(b) the Interested Stockholder owns 85% of the corporation's voting stock upon consummation of the transaction that made such stockholder an Interested Stockholder (excluding from the 85% calculation shares owned by directors who are also officers of the corporation and shares held by employee stock plans which do not permit employees to decide confidentially whether to accept a tender or exchange offer); or (c) on or after the date a stockholder becomes an Interested Stockholder, the Board approves the Business Combination, and the Business Combination is also approved at a stockholder meeting by 66 2/3% of the voting stock not owned by the Interested Stockholder.

     Under Section 203, the restrictions described above do not apply if, among other things, the corporation's original certificate of incorporation contains a provision expressly electing not to be governed by Section 203. The Company's Certificate of Incorporation does not contain such a provision. The restrictions described above also do not apply to certain Business Combinations proposed by an Interested Stockholder following the announcement or notification of one of certain extraordinary transactions involving the corporation and a stockholder who had not been an Interested Stockholder during the previous three years or who became an Interested Stockholder with the approval of a majority of the corporation's directors.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for the Company's Common Stock is American Securities Transfer & Trust, Inc.

                        SHARES ELIGIBLE FOR FUTURE SALE

     Upon completion of this offering, the Company will have 6,100,000 shares of Common Stock outstanding, assuming no options are exercised after December 31, 1997 and assuming the Underwriters' over-allotment option is not exercised. If the Underwriters' over-allotment option is exercised in full, 6,400,000 shares of Common Stock will be outstanding. Of these shares, the 2,000,000 shares sold in this offering (and any shares sold by the Company upon exercise of the Underwriters' over-allotment option) will be freely transferable by persons other than "affiliates" of the Company (as that term is defined under the 1933
Act) without restriction or further registration under the 1933 Act.

     The remaining 4,100,000 outstanding shares of Common Stock are "restricted securities" within the meaning of Rule 144 under the Act and may not be sold in the absence of registration under the 1933 Act unless an exemption from registration is available, including the exemption contained in Rule 144. All of such shares are eligible for sale under Rule 144 commencing 90 days from the date of this Prospectus. Pursuant to the terms of the Underwriting Agreement, the Representative has required that the Common Stock owned by officers, directors and the Existing Common Stockholders may not be sold until 12 months from the date of this Prospectus without the prior written consent of the Representative.

     In general, under Rule 144 as currently in effect, a stockholder who has beneficially owned shares for at least one year is entitled to sell, within any three-month period, a number of "restricted" shares that does not exceed the greater of 1% of the then outstanding shares of Common Stock or the average weekly trading volume during the four calendar weeks preceding such sale. Sales under Rule 144 are also subject to certain manner of sale limitations, notice requirements and the availability of current public information about the Company. Rule 144(k) provides that a stockholder who is not deemed to be an "affiliate" and who has beneficially owned shares for at least two years is entitled to sell such shares at any time under Rule 144(k) without regard to the limitations described above.

     In addition to the shares of Common Stock that are currently outstanding, a total of 350,000 shares of Common Stock have been reserved for issuance upon exercise of options granted under the Option Plan, under which options to acquire 258,600 shares of Common Stock at an exercise price of $6.00 per share have been granted and are exercisable commencing in September 1998. Shares purchased pursuant to options will be freely tradeable without restriction under the 1933 Act, except for shares held by an "affiliate" of the Company, which shares will remain subject to certain restrictions. See "Management -- Stock Option Plan."

     The Company is unable to estimate the number of shares that may be sold in the future by the Existing Common Stockholders or holders of options or the effect, if any, that sales of shares by the Existing Common Stockholders or option holders will have on the market price of the Common Stock prevailing from time to time. Sales of substantial amounts of Common Stock by the Existing Common Stockholders or holders of options could adversely affect then prevailing market prices.

                                  UNDERWRITING

     Subject to the terms and conditions of the Underwriting Agreement, the Underwriters named below, for which Cruttenden Roth Incorporated is acting as the representative (the "Representative"), have severally agreed to purchase from the Company the shares of Common Stock offered hereby. Each Underwriter will purchase the number of shares set forth opposite its name below, and will purchase the shares at the price to public less underwriting discounts and commissions set forth on the cover page of this Prospectus.

                                                               NUMBER
                        UNDERWRITER                           OF SHARES
                        -----------                           ---------
Cruttenden Roth Incorporated................................

                                                              ---------
          Total.............................................  2,000,000
                                                              =========

     The Underwriting Agreement provides that the Underwriters' obligations are subject to certain conditions precedent and that the Underwriters are committed to purchase all shares of Common Stock offered hereby (other than those covered by the over-allotment option described below) if the Underwriters purchase any shares.

     The Representative has advised the Company that the several Underwriters propose to offer the shares of Common Stock in part directly to the public at the price to public set forth on the cover page of this Prospectus, and in part to certain dealers at the price to public less a concession not exceeding
$          per share. The Underwriters may allow, and such dealers may reallow,
a concession not exceeding $          per share to other dealers. After the
shares of Common Stock are released for sale to the public, the Representative may change the initial price to public and other selling terms. No change in such terms shall change the amount of proceeds to be received by the Company as set forth on the cover page of this Prospectus. The Representative will also receive a nonaccountable expense allowance equal to 3% of the gross proceeds of the offering including the over-allotment option, if exercised, of which $30,000 has been paid.

     The Company has granted the Underwriters an option, exercisable for 45 days after the date of this Prospectus, to purchase up to 300,000 additional shares of Common Stock at the initial price to public. The Underwriters may purchase these shares solely to cover over-allotments, if any, in connection with the sale of the shares of Common Stock offered hereby. If the Underwriters exercise the over-allotment option, the Underwriters will purchase additional shares in approximately the same proportions as those in the above table.

     The Representative has informed the Company that it does not expect any sales of the shares of Common Stock offered hereby to be made to discretionary accounts by the Underwriters.

     The Underwriting Agreement provides that the Company and the Underwriters will indemnify each other against certain liabilities under the 1933 Act.

     The Underwriters may engage in over-allotment, stabilizing transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the 1934 Act. Over-allotment involves syndicate sales in excess of the offering size, which creates a syndicate short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Syndicate covering transactions involve purchases of the securities in the open market after the distribution has been completed in order to cover syndicate short positions. Penalty bids permit the Underwriters to reclaim a selling concession from a syndicate member when the securities originally sold by such syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions. Such stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the Common Stock to be higher than it would otherwise be in the absence of such transactions.

     Neither the Company nor the Underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Common Stock. In addition, neither the Company nor any of the Underwriters makes any representation that the Underwriters will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

     The Company's officers and directors, holding in the aggregate 4,100,000 shares of Common Stock, have agreed not to offer, sell or otherwise dispose of any shares of Common Stock for a period of 12 months after the date of this Prospectus without the prior written consent of the Representative.

     The Company has also agreed to sell to the Representative, for nominal consideration, warrants (the "Representative's Warrants") to purchase 200,000 shares of Common Stock. The Representative's Warrants will be exercisable, at a price per share equal to 120% of the initial price to public, commencing one year from the date hereof and for a period of four years thereafter. During the exercise period, holders of the Representative's Warrants are entitled to certain demand and incidental registration rights with respect to the securities issuable upon exercise of the Representative's Warrants. The Common Stock issuable upon exercise of the Representative's Warrants are subject to adjustment in certain events to prevent dilution. The Representative's Warrants cannot be transferred, assigned or hypothecated for a period of one year from the date of issuance except to Underwriters, selling group members and their officers or partners.

     Prior to this offering, there has not been a public market for the Common Stock. The public offering price of the Common Stock has been determined by arms-length negotiation between the Company and the Representative. There is no direct relation between the offering price of the Common Stock and the assets, book value or net worth of the Company. Among the factors considered by the Company and the Representative in pricing the Common Stock were the results of operations, the current financial condition and future prospects of the Company, the experience of management, the amount of ownership to be retained by the Existing Common Stockholders, the general condition of the economy and the securities markets, and the demand for securities of companies considered comparable to the Company.

                                 LEGAL MATTERS

     The validity of the Common Stock offered hereby will be passed upon by Berliner Zisser Walter & Gallegos, P.C., Denver, Colorado. A partner of such firm holds options to acquire 20,000 shares of Common Stock. Berliner Zisser Walter & Gallegos, P.C. has represented the Representative from time to time in other matters. Certain legal matters will be passed upon for the Underwriters by LeBoeuf, Lamb, Greene & MacRae, L.L.P., a limited liability partnership including professional corporations, Salt Lake City, Utah.

                                    EXPERTS

     The balance sheets of the Company as of December 31, 1996 and 1997 and the statements of operations, stockholders' equity and cash flows for the years then ended, have been included herein in reliance on the report of Cherry, Bekaert & Holland, L.L.P., independent accountants, given on their authority of that firm as experts in auditing and accounting.

                             ADDITIONAL INFORMATION

     The Company has filed with the Commission, a registration statement (together with all amendments thereto, the "Registration Statement") under the 1933 Act with respect to the Common Stock of the Company offered hereby. This Prospectus, filed as part of the Registration Statement, omits certain information contained in the Registration Statement in accordance with the rules and regulations of the Commission. For further information, reference is hereby made to the Registration Statement and to the exhibits filed therewith, which may be inspected without charge at the principal office of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, and copies of the material contained therein may be obtained from the Commission upon payment of applicable copying charges. Statements contained in this Prospectus as to the contents of any contract or other document referred to herein are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement.

     Upon completion of this offering, the Company will be subject to the reporting and other informational requirements of the 1934 Act and, in accordance therewith, will file reports and other information with the Commission. Such reports, proxy statements and other information, once filed by the Company, can be inspected and copied at the public reference facilities maintained by the Commission at the offices of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices at Northwest Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511 and 7 World Trade Center, New York, New York 10048. The Commission also maintains a Web site on the Internet that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission. The address of such site is http://www.sec.gov. Copies of such materials can also be obtained by written request to the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates.

                         INDEX TO FINANCIAL STATEMENTS

                                                                PAGE
                                                                ----
Report of Independent Auditors..............................    F-2
Balance Sheets -- December 31, 1996 and 1997................    F-3
Statements of Operations -- For the years ended December 31,
  1996 and 1997.............................................    F-4
Statements of Stockholders' Equity -- For the years ended
  December 31, 1996 and 1997................................    F-5
Statements of Cash Flows -- For the years ended December 31,
  1996 and 1997.............................................    F-6
Notes to Financial Statements...............................    F-7

                         REPORT OF INDEPENDENT AUDITORS

The Board of Directors
American Aircarriers Support, Inc.

     We have audited the accompanying balance sheets of American Aircarriers Support, Inc. as of December 31, 1996 and 1997 and the related statements of operations, stockholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of American Aircarriers Support, Inc. at December 31, 1996 and 1997, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

                                            Cherry, Bekaert & Holland, L.L.P.

Charlotte, North Carolina
February 18, 1998, except for Notes 7., 12., and 13., as to which the date is March 12, 1998

                       AMERICAN AIRCARRIERS SUPPORT, INC.

                                 BALANCE SHEETS
                           DECEMBER 31, 1996 AND 1997

                                     ASSETS

                                                                 1996          1997
                                                              ----------    ----------
Current assets:
  Cash and cash equivalents.................................  $1,773,294    $  750,448
  Receivables:
     Trade and other, net of allowances of $115,000 and
      $130,000 in 1996 and 1997, respectively...............     708,951     1,958,798
     Affiliate..............................................      16,200        13,589
  Inventory.................................................   1,803,695     5,625,107
  Prepaid expenses and other assets.........................       6,393        30,725
                                                              ----------    ----------
          Total current assets..............................   4,308,533     8,378,667
Property and equipment, net.................................     127,117       335,795
Investments.................................................      50,000       335,000
                                                              ----------    ----------
          TOTAL ASSETS......................................  $4,485,650    $9,049,462
                                                              ==========    ==========
                         LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Bank line of credit.......................................  $       --    $1,500,000
  Current maturities of long-term debt......................     112,287       120,708
  Current maturities of notes payable to related parties....      42,607     1,501,846
  Accounts payable and accrued expenses.....................     722,349     1,057,700
                                                              ----------    ----------
          Total current liabilities.........................     877,243     4,180,254
Long-term debt, less current maturities.....................     120,708            --
Notes payable to related parties, less current maturities...     691,846            --
                                                              ----------    ----------
          Total liabilities.................................   1,689,797     4,180,254
Commitments and contingencies
Stockholders' equity:
  Common stock, $1.00 par value. Authorized 100,000 shares,
     outstanding 100 shares.................................         100           100
  Retained earnings.........................................   2,795,753     4,869,108
                                                              ----------    ----------
          Total stockholders' equity........................   2,795,853     4,869,208
                                                              ----------    ----------
          TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY........  $4,485,650    $9,049,462
                                                              ==========    ==========

                       See notes to financial statements.

                       AMERICAN AIRCARRIERS SUPPORT, INC.

                            STATEMENTS OF OPERATIONS
                 FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1997

                                                                  1996            1997
                                                              ------------    ------------
Net sales...................................................  $  8,352,095    $ 13,250,328
Cost of sales...............................................     5,479,380       7,946,467
                                                              ------------    ------------
          GROSS PROFIT......................................     2,872,715       5,303,861
Operating expenses:
  Selling and marketing.....................................       550,656         702,809
  General and administrative................................       377,499         563,981
                                                              ------------    ------------
          Total operating expenses..........................       928,155       1,266,790
                                                              ------------    ------------
          INCOME FROM OPERATIONS............................     1,944,560       4,037,071
Other income (expense):
  Interest income...........................................        70,898          80,978
  Interest expense..........................................       (73,588)        (79,435)
  Other income (expense)....................................         1,440          34,741
                                                              ------------    ------------
          Total other income (expense)......................        (1,250)         36,284
                                                              ------------    ------------
          NET INCOME........................................  $  1,943,310    $  4,073,355
                                                              ============    ============
Pro forma data (unaudited):
  Net income as reported....................................  $  1,943,310    $  4,073,355
  Pro forma income tax expense..............................       777,300       1,629,300
                                                              ------------    ------------
  Pro forma net income......................................  $  1,166,010    $  2,444,055
                                                              ============    ============
  Pro forma basic earnings per share........................  $       0.28    $       0.60
                                                              ============    ============
  Pro forma diluted earnings per share......................  $       0.28    $       0.59
                                                              ============    ============
  Pro forma weighted average shares outstanding:
     Basic..................................................     4,100,000       4,100,000
                                                              ============    ============
     Diluted................................................     4,164,650       4,164,650
                                                              ============    ============

                       See notes to financial statements.

                       AMERICAN AIRCARRIERS SUPPORT, INC.

                       STATEMENTS OF STOCKHOLDERS' EQUITY
                 FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1997

                                                        COMMON STOCK                       TOTAL
                                                      ----------------    RETAINED     STOCKHOLDERS'
                                                      SHARES   DOLLARS    EARNINGS        EQUITY
                                                      ------   -------   -----------   -------------
Balance, January 1, 1996............................   100      $100     $ 2,052,843    $ 2,052,943
Net income..........................................                       1,943,310      1,943,310
Stockholder distributions...........................                      (1,200,400)    (1,200,400)
                                                       ---      ----     -----------    -----------
BALANCE, DECEMBER 31, 1996..........................   100       100       2,795,753      2,795,853
Net income..........................................                       4,073,355      4,073,355
Stockholder distributions...........................                      (2,000,000)    (2,000,000)
                                                       ---      ----     -----------    -----------
BALANCE, DECEMBER 31, 1997..........................   100      $100     $ 4,869,108    $ 4,869,208
                                                       ===      ====     ===========    ===========

                       See notes to financial statements.

                       AMERICAN AIRCARRIERS SUPPORT, INC.

                            STATEMENTS OF CASH FLOWS
                 FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1997

                                                                 1996           1997
                                                              -----------    -----------
OPERATING ACTIVITIES
  Net income................................................  $ 1,943,310    $ 4,073,355
  Adjustments to reconcile net income to cash provided by
     operating activities:
     Depreciation and amortization..........................       22,769         54,557
     (Increase) decrease in trade and other receivables.....        8,421     (1,249,847)
     Decrease in receivables from affiliate.................          330          2,611
     Increase in inventory..................................     (971,542)    (3,821,412)
     Increase in prepaid expenses and other assets..........       (5,393)       (24,332)
     Increase in accounts payable and accrued expenses......      204,337        335,351
                                                              -----------    -----------
          Net cash provided by (used in) operating
             activities.....................................    1,202,232       (629,717)
INVESTING ACTIVITIES
  Investments...............................................      (50,000)      (285,000)
  Capital expenditures......................................      (39,902)      (263,235)
                                                              -----------    -----------
          Net cash used in investing activities.............      (89,902)      (548,235)
FINANCING ACTIVITIES
  Proceeds from bank line of credit.........................           --      1,500,000
  Proceeds from notes payable to related parties............           --        810,000
  Principal repayments on long-term debt....................     (104,453)      (112,287)
  Principal repayments on notes payable to related
     parties................................................     (187,772)       (42,607)
  Distributions to stockholders.............................   (1,200,400)    (2,000,000)
                                                              -----------    -----------
          Net cash provided by (used in) financing
             activities.....................................   (1,492,625)       155,106
                                                              -----------    -----------
          Net decrease in cash and cash equivalents.........     (380,295)    (1,022,846)
Cash and cash equivalents, beginning of year................    2,153,589      1,773,294
                                                              -----------    -----------
Cash and cash equivalents, end of year......................  $ 1,773,294    $   750,448
                                                              ===========    ===========

                       See notes to financial statements.

                       AMERICAN AIRCARRIERS SUPPORT, INC.

                         NOTES TO FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1997

NOTE 1. DESCRIPTION OF BUSINESS AND BASIS OF PRESENTATION

DESCRIPTION OF BUSINESS

     American Aircarriers Support, Inc. is an international supplier of aircraft parts primarily to maintenance and repair facilities, major commercial passenger and cargo airlines and other redistributors located throughout the world. The Company's offices and inventory storage locations are in Fort Mill, South Carolina.

BASIS OF PRESENTATION

     The financial statements include the accounts of American Aircarriers Support, Inc., a South Carolina corporation (the "Company"). Certain pro forma information has been provided in connection with the Agreement and Plan of Exchange and initial public offering of securities (Notes 12 and 13).

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

CASH AND CASH EQUIVALENTS

     The Company considers all liquid investments purchased with a maturity of 90 days or less to be cash equivalents. Included in cash equivalents are investments in overnight repurchase agreements and a tax-exempt money market mutual fund. These investments are recorded at cost, which approximates market.

TRADE RECEIVABLES

     The Company's allowance for doubtful accounts is based on management's estimates of the creditworthiness of its customers, and, in the opinion of management is believed to be set in an amount sufficient to respond to normal business conditions.

INVENTORIES

     Inventories are valued at lower of cost or market. The cost of aircraft parts purchased individually is determined on a specific identification basis, which includes the cost associated with the overhaul and repair necessary for resale. For parts acquired through bulk purchases or through whole aircraft purchases, the costs are assigned to pools, which are amortized as part sales are recognized. The amount of cost amortized is based upon the gross profit percentage as determined from the estimated sales value of the parts. The sales value estimates and gross profit percentages are based on historical experience, are monitored by management, and are adjusted periodically as necessary.

PROPERTY AND EQUIPMENT

     Property and equipment is recorded at cost. Depreciation of furniture, fixtures and equipment is provided under the straight-line method over the estimated useful lives, generally five and seven years. Amortization of leasehold improvements is provided on the straight-line method over the estimated useful lives of leased assets or the term of the lease, whichever is shorter.

     Repair and maintenance costs are charged to operations as incurred while major improvements are capitalized. When assets are retired or disposed of, the cost and accumulated depreciation thereon are removed from the accounts and any gains or losses are included in operations.

REVENUE RECOGNITION

     Revenue from the sales of parts and related costs is recognized when products are shipped to the customer. Revenue from engine sales is recognized when the Company has received all consideration and title and risk of ownership are transferred to the customer, which is generally upon delivery of the engine. The

                       AMERICAN AIRCARRIERS SUPPORT, INC.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -- (CONTINUED)
REVENUE RECOGNITION -- (CONTINUED)
Company provides its customers the right to return products within 45 days of shipment. The effect of this program is estimated and a provision for sales returns and allowances is established.

PRO FORMA EARNINGS PER SHARE (UNAUDITED)

     In February 1997, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 128, "Earnings Per Share", which is required to be adopted for the fiscal years ending after December 15, 1997. SFAS No. 128 supercedes APB Opinion No. 15, "Earnings Per Share" and specifies the computation, presentation and disclosure requirements for earnings per share ("EPS") for entities with publicly held common stock or potential common stock. Essentially, this Statement replaces the primary EPS and fully diluted EPS presentations under APB Opinion No. 15 with a basic EPS and a diluted EPS. Pro forma earnings per share for 1996 and 1997 have been determined under the provisions of SFAS No. 128, and include certain pro forma adjustments to income and shares as discussed in Note 13.

INCOME TAXES

     The Company, with the consent of its stockholders, elected to be taxed as an S Corporation for federal and state income tax purposes as defined in Section 1361 of the Internal Revenue Code of 1986. Therefore, the Company is generally exempt from all federal and state income taxes as stockholders of the Company are taxed on corporate income. Pro forma income and earnings per share have been determined using estimated effective federal and state income tax rates as discussed in Note 13.

FAIR VALUE OF FINANCIAL INSTRUMENTS

     Fair value approximates book value for the following financial instruments due to their short-term nature: cash and cash equivalents, accounts receivable, and accounts payable. Fair values of notes payable and long-term debt are based on estimates using present value techniques. Fair values of investments accounted for at cost were based on prices of recently-made investments in the companies, and at December 31, 1996 and 1997 approximated carrying values.

     At December 31, 1996 and 1997, the carrying values of the Company's notes payable and long-term debt approximated their fair values as the interest rates on such financial instruments are comparable to market rates and/or remaining principal is due in a relatively short period of time. Fair value of unused line of credit arrangements approximate carrying value as the terms are at current market for similar agreements.

CONCENTRATIONS OF CREDIT RISK

     Financial instruments which potentially subject the Company to concentrations of credit risk consist of cash and cash equivalents, accounts receivable and investments.

     Cash balances in financial institutions periodically exceed amounts insured by the FDIC. These balances and investments in overnight repurchase agreements are held by a national financial institution and management believes risk of loss related to these amounts is remote.

     Accounts receivable subject the Company to a potential concentration of credit risk. Receivables are usually due within 30 days and the Company performs periodic credit evaluations of its customer's financial condition. Substantially all of the Company's customers are in the aviation industry and sales are usually affected by the current economic condition of the industry. The Company estimates that sales to international customers accounted for approximately 12% of net sales in 1996 and approximately 30% of net sales in 1997. The Company anticipates that international sales will continue to represent a material portion of the

                       AMERICAN AIRCARRIERS SUPPORT, INC.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -- (CONTINUED)

CONCENTRATIONS OF CREDIT RISK -- (CONTINUED)

Company's net sales in future periods. Sales to international customers may be subject to greater risks, including variations in local economies, fluctuating exchange rates and greater difficulty in accounts receivable collection.

     In a given period, a substantial portion of the Company's net sales may be attributable to the sale of one or more engines. Sales of engines, the timing of aircraft spare parts sales or a lease transaction during a given period may result in a customer being considered a major customer of the Company for that period. In 1996 and 1997, none of the Company's customers accounted for in excess of 10% of net sales. Currently, the Company believes that it has no customer, the loss of which would have a material adverse effect on the Company's results of operations.

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

ADVERTISING COSTS

     The Company expenses advertising costs as they are incurred. For the years ended December 31, 1996 and 1997, advertising costs were $14,251 and $17,437, respectively.

IMPACT OF RECENTLY ISSUED ACCOUNTING STANDARDS

     In June 1997, the FASB issued SFAS No. 130, "Reporting Comprehensive Income," which establishes standards for reporting and display of comprehensive income and its components in a full set of general-purpose financial statements. There currently are no additional disclosures in the financial statements of the Company that are expected to be required by the provisions of this Statement.

     In June 1997, the FASB issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information," which changes the way public companies report information about segments of their business in annual financial statements and requires segment information in quarterly reports to shareholders. It also requires that public business enterprises report certain information about their products and services, the geographic areas in which they operate, and their major customers. This Statement is effective for fiscal years beginning after December 15, 1997. The Company has not determined what additional disclosures may be required by the provisions of this Statement.

     In February 1998, the FASB issued SFAS No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits," which revises employers' disclosures about pension and other postretirement benefit plans. The Statement does not change the measurement or recognition of those plans, but requires additional information on changes in benefit obligations and fair values of plan assets, and eliminates certain disclosures previously required by SFAS Nos. 87, 88 and 106. This Statement is effective for fiscal years beginning after December 15, 1997. The Company has not determined what additional disclosures may be required by the provisions of this Statement.

                       AMERICAN AIRCARRIERS SUPPORT, INC.

NOTE 3. TRADE RECEIVABLES

     Trade receivables are shown net of the following allowances at December 31:

                                                                1996        1997
                                                              --------    --------
Allowance for doubtful accounts.............................  $ 25,000    $100,000
Reserve for sales returns and allowances....................    90,000      30,000
                                                              --------    --------
Total accounts receivable allowances........................  $115,000    $130,000
                                                              ========    ========

NOTE 4. INVENTORY

     Inventory, stated at lower of cost or market, is comprised of the following:

                                                                 1996          1997
                                                              ----------    ----------
Aircraft parts..............................................  $1,372,695    $3,186,364
Complete engines............................................     365,000     2,438,743
Deposits on inventory.......................................      66,000            --
                                                              ----------    ----------
          Total.............................................  $1,803,695    $5,625,107
                                                              ==========    ==========

NOTE 5. PROPERTY AND EQUIPMENT

     Property and equipment, stated at cost, is comprised of the following:

                                                                1996         1997
                                                              --------     ---------
Leasehold improvements......................................  $     --     $ 154,353
Office furniture and equipment..............................    78,247       155,866
Vehicles....................................................   114,273       115,657
Shop equipment..............................................    20,169        36,283
                                                              --------     ---------
                                                               212,689       462,159
Less accumulated depreciation...............................   (85,572)     (126,364)
                                                              --------     ---------
Property and Equipment, net.................................  $127,117     $ 335,795
                                                              ========     =========

NOTE 6. INVESTMENTS

     During 1997, the Company invested $235,000 for a 50% interest in a joint venture arrangement with Global Turbine Services, Inc. to purchase and lease three aircraft engines. The Company and the other venturer share equally in the profits and losses of the joint venture. The investment is accounted for on the equity method. Income recognized from the joint venture in 1997 was insignificant.

     The Company made investments of $50,000 in 1996 and $50,000 in 1997 in nonpublic companies, which are accounted for at cost. The investment made in 1997 was in a company in which a director is a principal (see Note 11). No income was recognized from these investments in 1996 or 1997.

NOTE 7. LINE OF CREDIT

     In June 1995, the Company entered into a revolving line of credit ("the facility") with a bank under which the Company could borrow up to $1,000,000 at the bank's prime rate (8.25% at December 31, 1996). No amounts were borrowed under the facility during 1996. On December 10, 1997, the Company renewed and amended the facility to increase the borrowing limit to $2,000,000. Upon renewal, the facility bore interest at the bank's prime rate (8.50% at December 31, 1997) and matured May 31, 1998. On December 31, 1997, $1,500,000 was outstanding under the facility. On March 4, 1998, the facility was modified to increase the borrowing limit to $4,000,000, and reduce the interest rate to the three-month London Interbank Offered Rate (LIBOR) plus 2%. The facility is collateralized by the Company's accounts receivable and inventory, and guaranteed by one of the existing stockholders.

                       AMERICAN AIRCARRIERS SUPPORT, INC.

NOTE 7. LINE OF CREDIT -- (CONTINUED)
     In February 1998, the Company received a commitment from the bank for a $10 million line of credit, at an annual interest rate of LIBOR plus an amount between 1.75% to 2.25%. The line of credit matures September 30, 1998, is collateralized by the Company's accounts receivable and inventory, and is guaranteed by one of the existing stockholders.

NOTE 8. NOTES PAYABLE AND LONG-TERM DEBT

     Notes payable and long-term debt as of December 31, 1996 and 1997 are summarized as follows:

                                                                1996          1997
                                                              ---------    -----------
Long-term debt
Note payable to unaffiliated co-founder of U.S. Aviation
  originated July 1993, bearing interest at 7.75% on
  $525,000, guaranteed by the existing stockholders, payable in five (5) equal annual installments of principal and
  interest, maturity June 30, 1998..........................  $ 232,995    $   120,708
  Less current maturities...................................   (112,287)      (120,708)
                                                              ---------    -----------
  Long-term debt, less current maturities...................  $ 120,708    $        --
                                                              =========    ===========
Notes payable to related parties
Note payable to stockholder dated July 1993, bearing
  interest at 6% on $525,000 principal amount, guaranteed by one of the existing stockholders, interest only payable
  for five (5) years, principal and any unpaid interest due
  at maturity on June 30, 1998..............................  $ 525,000    $   525,000
Note payable to U.S. Aviation originated October 1993,
  bearing interest at 7% on $200,000, secured by inventory
  and guaranteed by one existing stockholder, payable in
  five (5) equal annual installments of principal and
  interest, maturity October 1998, paid in full February
  1998......................................................     88,186         45,579
Notes payable to existing stockholders, $121,267 originated
  December 1996, bearing interest at 8%, principal and
  accrued interest payable at maturity on June 30, 1998.
  Notes payable for an additional $810,000 originated in
  December 1997, bearing interest at 8%, principal and
  accrued interest payable at maturity on April 15, 1998....    121,267        931,267
                                                              ---------    -----------
  Total notes payable to related parties....................    734,453      1,501,846
     Less current maturities................................    (42,607)    (1,501,846)
                                                              ---------    -----------
  Notes payable to related parties, less current
     maturities.............................................  $ 691,846    $        --
                                                              =========    ===========

     Interest paid during 1996 and 1997 was $62,227 and $83,248, respectively.

NOTE 9. COMMITMENTS AND CONTINGENCIES

The Company neither manufacturers nor repairs aircraft parts and requires that all of the parts it sells are properly documented and traceable to an approved source. Although the Company has never been subject to product liability claims, there is no guarantee that the Company could not be subject to liability from its potential exposure relating to faulty aircraft parts in the future. The Company maintains liability insurance with coverage it believes to be in sufficient amounts and on terms that are generally consistent with industry practice, but there can be no assurance that such coverage will be adequate to fully protect the Company from any liabilities it might incur. An uninsured or partially insured loss could have a material adverse effect upon the Company's financial condition.

                       AMERICAN AIRCARRIERS SUPPORT, INC.

OPERATING LEASES

     The Company leases its office and warehouse facilities from partnerships owned in whole or in part by the Company's existing stockholders. Terms of the lease agreements are described in Note 11. Rental expense under all cancelable and noncancelable operating leases, and commitments for future minimum lease payments under noncancelable operating leases with remaining terms of more than one year are as follows:

                                                   1996        1997
                                                  -------    --------
Operating lease rental expense..................  $41,268    $ 83,750
                                                  =======    ========
Future minimum lease payments at December 1997
  (all to related parties):
  1998..........................................             $137,400
  1999..........................................              137,400
  2000..........................................              137,400
  2001..........................................              137,400
  2002..........................................              101,150
                                                             --------
                                                             $650,750
                                                             ========

NOTE 10. EMPLOYEE BENEFIT PLANS

     For the year ended December 31, 1996, the Company had a profit sharing plan for employees who met certain eligibility requirements. Contributions to the plan were discretionary. The Company's contribution to the plan was $53,827 (approximately 10% of eligible salaries) in 1996.

     In January 1997, the Company amended the plan and adopted a 401(k) profit sharing plan that covers substantially all of its employees. Employees who have completed more than one year of service and are over the age of 21 may contribute from 1% to 15% of their base pay. The Company match on the 401(k) portion is discretionary up to 100% of contributions up to 6% of eligible salaries. The profit sharing contribution by the Company is also discretionary. The Company made no contribution to the plan for the 401(k) portion and contributed $63,261 for the profit sharing portion (approximately 10% of eligible salaries) for the year ended December 31, 1997.

     The Company has a medical reimbursement plan covering substantially all of its employees that pays up to $500 per quarter per employee for all medical bills not covered by another group plan. Reimbursement to employees under this plan for the years ended December 31, 1996 and 1997 were $17,281 and $16,266, respectively.

     The Company has a security interest in a certain life insurance policy for cash advances made in connection with a collateral assignment split-dollar life insurance plan provided to a key employee of the Company. An assignment of the Company's security interest in the policy has been made for the purpose of providing security for indebtedness incurred by the Company to facilitate implementation of the split-dollar plan without utilizing working capital needed for other business purposes. Expense for the plan was $12,209 for each of the years ended December 31, 1996 and 1997.

NOTE 11. RELATED PARTY TRANSACTIONS

     The Company leases a 15,000 square foot warehouse facility from B & C Enterprises, a partnership in which an existing stockholder is a 50% partner. The lease is for an initial term of five years effective January 1, 1993, with a five-year renewal option. Rent expense under this lease in each of the periods ended December 31, 1996 and 1997 was $45,000. Effective January 1, 1998, the Company exercised its option to renew at an annual rental of $50,400 through December 31, 2002.

                       AMERICAN AIRCARRIERS SUPPORT, INC.

NOTE 11. RELATED PARTY TRANSACTIONS -- (CONTINUED)
     The Company leases approximately 25,000 square feet of warehouse storage and administrative and sales offices from Brown Enterprises, a partnership owned by the Company's existing stockholders. The lease is for an initial term of five years beginning August 1, 1997, with a five year renewal option. The annual rent is $87,000. Rent expense pertaining to this lease for the period ended December 31, 1997 was $36,250.

In October 1993, the Company borrowed $200,000 from U.S. Aviation, Inc. ("USAC") related to the balance of the purchase price of aircraft parts acquired in December 1989. An existing stockholder is a co-founder, officer and director of USAC. The note bears an interest rate of 7%, payable in five equal annual installments of principal and interest, with a maturity of October 1, 1998. The note is secured by inventory and guaranteed by one existing stockholder. Principal and interest paid on this note during the periods ended December 31, 1996 and 1997 was $48,780. Subsequent to year end, the note was paid in full.

     The Company presently sells inventory owned by USAC on consignment and remits payments quarterly to USAC for 60% of the sales price, less any overhaul and repair costs incurred by the Company necessary to facilitate the sale of the inventory. Sales on consignment for USAC were $97,160 and $76,959 in 1996 and 1997, respectively. The Company also pays monthly insurance premiums for three employees of USAC and is reimbursed annually by USAC for the premiums incurred. Such premiums were $16,200 and $13,589 for 1996 and 1997, respectively.

     In July 1993, the Company borrowed $525,000 from an existing stockholder. The note bears an interest rate of 6%, with interest only payable at each anniversary date and the note balance payable in full on June 30, 1998. The note is guaranteed by the other existing stockholder. Interest expense recognized was $31,500 in 1996 and 1997.

     The Company has historically made distributions to stockholders in amounts estimated to cover individual tax liabilities on income from the Company in connection with its S Corporation election. In 1996, the stockholders loaned back to the Company funds in excess of their tax liabilities. The notes payable totaling $121,267 bear interest at an annual rate of 8% and are due and payable at maturity on June 30, 1998. In December 1997, the Company made distributions to the stockholders the amount necessary to fund their anticipated 1997 tax liabilities. The stockholders loaned back to the Company funds in excess of 110% of their 1996 tax liabilities. The notes payable totaling $810,000 bear interest at an annual rate of 8%. Principal and interest are due and payable at maturity on April 15, 1998.

     In 1997, the Company invested $50,000 in a company in which a director is a principal. The investment, an equity interest of less than 2% of the investee, is accounted for at cost, and no income has been received or recognized in 1997 in connection with the investment.

     The Company incurred legal expenses of $2,200 in 1996 and $15,985 in 1997 from a law firm in which a director is a partner.

NOTE 12. SUBSEQUENT EVENT -- ADOPTION OF AGREEMENT AND PLAN OF EXCHANGE AND RELATED CONTRACTS

     Effective February 10, 1998, an Agreement and Plan of Exchange ("Agreement") was adopted by and among the Company, American Aircarriers Support, Incorporated, a Delaware corporation ("AASI"), Karl F. Brown and Herman
O. Brown, Jr. The Agreement provides that, one day prior to the effective date of a registration statement related to the initial public offering of stock, existing stockholders of the Company will exchange all outstanding shares of the Company for 4.1 million shares of common stock of AASI, and the Company will merge with and into AASI (together, the "Reincorporation"). Contemporaneously with the merger, the Company will terminate its S Corporation income tax election. AASI was formed for the purpose

                       AMERICAN AIRCARRIERS SUPPORT, INC.

NOTE 12. SUBSEQUENT EVENT -- ADOPTION OF AGREEMENT AND PLAN OF EXCHANGE AND RELATED CONTRACTS -- (CONTINUED)

of merging with the Company and otherwise has no operations. The authorized capital stock of AASI consists of 20,000,000 shares of common stock and 2,000,000 shares of preferred stock.

     In February 1998, the Company entered into employment agreements with certain key executives. The employment agreements require the executives to devote their full business time to the Company, specify annual salaries and provide for payments to the executives in the event their responsibilities are substantively changed as a result of a change in control of the Company.

     In February 1998, AASI adopted the 1998 Omnibus Stock Option Plan. An aggregate of 350,000 shares of common stock are reserved for issuance under the Option Plan. Subsequent to its adoption, AASI granted stock options to individuals who are employees, directors or consultants of the Company, totaling 258,600 shares. The options have an exercise price of $6.00 per share, vest over four years from the date of grant and have terms of five to ten years. AASI intends to measure compensation expense using the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees."

     In connection with the Offering, the Company has agreed to sell to the representative of the underwriters, for nominal consideration, warrants to purchase 200,000 shares of common stock. The warrants will be exercisable, at a price of 120% of the initial price to public, commencing one year from the effective date of the offering and for a period of four years thereafter.

NOTE 13. PRO FORMA FINANCIAL INFORMATION (UNAUDITED)

     The Company intends to file a Registration Statement with the Securities and Exchange Commission covering a proposed initial public offering of common stock (the "Offering") at an estimated offering price of $8.00 per share.

     Prior to the Offering, the Company anticipates distributing to the existing stockholders, funds sufficient to pay personal tax liabilities related to 1998 taxable income earned prior to the termination of the S Corporation election together with an amount equal to approximately 50% of the previously undistributed accumulated taxable income. At February 10, 1998, the date of the Agreement and Plan of Exchange, this distribution was estimated to be $2.4 million.

     As described in Note 2, the Company has elected to be taxed as an S Corporation under the provisions of the Internal Revenue Code. Assuming the completion of the Offering, the Company will terminate its S Corporation election and will accordingly become subject to federal and state income taxes. Upon termination of the S Corporation election, deferred income taxes reflecting the tax effect of temporary differences between the Company's financial statement and tax bases of certain assets and liabilities will become a net liability or asset of the Company and will be reflected on the balance sheet with a corresponding nonrecurring tax expense or benefit in the statement of operations for the first calendar quarter following the Offering. Deferred taxes relate primarily to accounts receivable allowances, accrued expenses and property and equipment. The amount of such net deferred tax asset approximates $45,000 at December 31, 1997.

     The Company and the existing stockholders are parties to an S Corporation Tax Allocation and Indemnification Agreement (the "Tax Agreement") relating to their respective income tax liabilities. The Tax Agreement indemnifies the existing stockholders for any adjustments causing an increase in their federal and state income tax liability (including interest and penalties) related to the Company's tax years prior to revocation of the S Corporation election. Subject to certain limitations, the Tax Agreement also provides that the Company will be indemnified by the existing stockholders with respect to federal and state income taxes (plus interest and penalties) shifted from an S Corporation taxable year to a Company taxable year

                       AMERICAN AIRCARRIERS SUPPORT, INC.

NOTE 13. PRO FORMA FINANCIAL INFORMATION (UNAUDITED) -- (CONTINUED)

subsequent to revocation of the S Corporation election. The Company is not aware of any tax adjustments that may arise under the Tax Agreement. Any payment made by the Company pursuant to the tax agreement may be non-deductible by the Company for income tax purposes.

     The pro forma data in the statement of operations provides information as if the Company had been treated as a C Corporation for income tax purposes for all periods presented. The following unaudited pro forma information reflects the reconciliation between the statutory provision for income taxes and the actual provision relating to the incremental income tax expense that the Company would have incurred if it had been subject to federal and state income taxes.

                                                                1996         1997
                                                              --------    ----------
Income taxes at federal statutory rate......................  $660,700    $1,384,900
State taxes, net of federal benefit.........................    97,200       203,700
Other.......................................................    19,400        40,700
                                                              --------    ----------
  Pro forma income taxes....................................  $777,300    $1,629,300
                                                              ========    ==========

     The provisions of SFAS No. 128 have been adopted in determining pro forma basic and diluted EPS for 1996 and 1997. The weighted average number of shares outstanding have been retroactively restated to give effect to the shares to be issued in the Reincorporation (Note 12).

     Determination of pro forma diluted shares gives effect to the options for 258,600 shares of Common Stock issued by AASI pursuant to the 1998 Omnibus Stock Option Plan prior to the Reincorporation (Note 12). Pro forma net income includes a provision for income taxes as if the Company were subject to federal and state income taxes as described above.

                                                                   1996
                                                 -----------------------------------------
                                                   INCOME          SHARES        PER-SHARE
                                                 (NUMERATOR)    (DENOMINATOR)     AMOUNTS
                                                 -----------    -------------    ---------
Net income.....................................  $ 1,943,310
Pro forma income taxes.........................     (777,300)
                                                 -----------
     Pro forma basic earnings per share........    1,166,010      4,100,000        $0.28
                                                                                   =====
Effect of dilutive securities
  Options......................................                      64,650
                                                 -----------      ---------
     Pro forma diluted earnings per share......  $ 1,666,010      4,164,650        $0.28
                                                 ===========      =========        =====

                                                                   1997
                                                 -----------------------------------------
                                                   INCOME          SHARES        PER-SHARE
                                                 (NUMERATOR)    (DENOMINATOR)     AMOUNTS
                                                 -----------    -------------    ---------
Net income.....................................  $ 4,073,355
Pro forma income taxes.........................   (1,629,300)
                                                 -----------
     Pro forma basic earnings per share........    2,444,055      4,100,000        $0.60
                                                                                   =====
Effect of dilutive securities
  Options......................................                      64,650
                                                 -----------      ---------        =====
     Pro forma diluted earnings per share......  $ 2,444,055      4,164,650        $0.59
                                                 ===========      =========        =====

     Warrants to purchase 200,000 shares of common stock at 120% of the initial per share price to public were not included in the computation of pro forma diluted earnings per share because the warrants' exercise price is greater than the estimated offering price of the common stock.

==============================================================================

  NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY OF THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF OR THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE SUCH DATE.

                          ---------------------------

                               TABLE OF CONTENTS

                          ---------------------------

                                        PAGE
                                        ----
Prospectus Summary....................
Risk Factors..........................
Use of Proceeds.......................
S Corporation Distributions...........
Dividend Policy.......................
Dilution..............................
Capitalization........................
Selected Financial Data...............
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.......................
Business..............................
Management............................
Principal Stockholders................
Description of Securities.............
Shares Eligible for Future Sale.......
Underwriting..........................
Legal Matters.........................
Experts...............................
Additional Information................
Index to Financial Statements.........  F-1

  UNTIL                , 1998, ALL DEALERS EFFECTING TRANSACTIONS IN THE
REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

==============================================================================
==============================================================================



                                2,000,000 SHARES

               [AMERICAN AIRCARRIERS SUPPORT, INCORPORATED LOGO]

                                  COMMON STOCK


                            ------------------------

                                   PROSPECTUS

                            ------------------------


                             [CRUTTENDEN ROTH LOGO]


                                           , 1998

==============================================================================

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The Delaware General Corporation Law permits a corporation organized thereunder to indemnify its directors and officers for certain of their acts. The Certificate of Incorporation of the Company has been framed so as to conform to the Delaware General Corporation Law. (Reference is made to the Certificate of Incorporation filed as Exhibit 3.1.2 to this Registration Statement.)

     In general, any officer, director, employee or agent may be indemnified against expenses, fines, settlements or judgments arising in connection with a legal proceeding to which such person is a party, if that person's actions were in good faith, were believed to be in the Company's best interest and were not unlawful. Unless such person is successful upon the merits in such an action, indemnification may be awarded only after a determination by independent decision of the Board of Directors, by legal counsel or by a vote of the stockholders that the applicable standard of conduct was met by the person to be indemnified.

     The circumstances under which indemnification is granted in connection with an action brought on behalf of the Company are generally the same as those set forth above; however, with respect to such actions, indemnification is granted only with respect to expenses actually incurred in connection with the defense or settlement of the action. In such actions, the person to be indemnified must have acted in good faith, in a manner believed to have been in the Company's best interest and with respect to which such person was not adjudged liable for negligence or misconduct.

     Indemnification may also be granted pursuant to the terms of agreements which may be entered into in the future pursuant to a vote of stockholders or directors. The statutory provision cited above and the referenced portion of the Certificate of Incorporation also grant the power to the Company to purchase and maintain insurance which protects its officers and directors against any liabilities incurred in connection with their services in such a position, and such a policy may be obtained by the Company in the future.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     Other expenses in connection with this offering which will be paid by American Aircarriers Support, Incorporated (hereinafter in this Part II, the "Company") are estimated to be substantially as follows:

                                                                AMOUNT
                                                                PAYABLE
                                                                BY THE
                            ITEM                               COMPANY*
                            ----                              -----------
S.E.C. Registration Fees....................................  $  6,369.08
N.A.S.D. Filing Fees........................................     2,659.01
State Securities Laws (Blue Sky) Legal Fees.................    10,000.00*
Printing and Engraving......................................   120,000.00*
Legal Fees..................................................   250,000.00*
Representative's Non-Accountable Expense Allowance..........   480,000.00
Accounting Fees and Expenses................................    80,000.00*
Transfer Agent's Fees and Cost of Certificates..............     5,000.00*
Miscellaneous Expenses......................................    25,971.91*
                                                              -----------
          Total.............................................  $980,000.00*
                                                              ===========

---------------

* Estimated for the purpose of this filing.

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES.

     (a) The Company has made no sales of its Common Stock within the past three years. The Company relied on Section 3(a)(9) of the Securities Act of 1933, as amended (the "1933 Act"), for the exemption from the registration requirements with respect to the plan of reorganization effecting a change of corporate domicile from the State of South Carolina to the State of Delaware. American Aircarriers Support, Incorporated, a Delaware corporation, issued ten shares of its Common Stock to Karl F. Brown upon the formation of such corporation in February 1998. The consideration paid for such Common Stock was $1.00. Mr. Brown will donate such ten shares of Common Stock to the capital of American Aircarriers Support, Incorporated, a Delaware corporation, upon the reincorporation of the Company.

     In February 1998, American Aircarriers Support, Incorporated, a Delaware corporation, granted options to certain employees and consultants pursuant to its 1998 Omnibus Stock Option Plan. The issuance of such options was exempt pursuant to Rule 701 and Section 4(2) of the 1933 Act. None of such options are exercisable prior to September 1, 1998.

ITEM 27. EXHIBITS.

     The following is a complete list of Exhibits filed as part of this Registration Statement and which are incorporated herein.

      EXHIBIT NO.
      -----------
         *1.1            -- Form of Underwriting Agreement by and between American
                            Aircarriers Support, Incorporated (the "Company") and
                            Cruttenden Roth Incorporated (the "Representative").
         *1.2            -- Form of Master Selected Dealers Agreement by and between the Representative and selected dealers.
         *2.1            -- Form of Agreement and Plan of Exchange, dated April   ,
                            1998, by and among American Aircarriers Support, Inc., a
                            South Carolina corporation, American Aircarriers Support
                            Incorporated, a Delaware corporation, and Messrs. Karl F.
                            Brown and Herman O. Brown, Jr.
         *3.1.1          -- Articles of Incorporation, as amended, of American
                            Aircarriers Support, Inc. as filed on June 27, 1985, and
                            as amended January 8, 1990, with the Secretary of State
                            of the State of South Carolina.
         *3.1.2          -- Certificate of Incorporation of the Company as filed on
                            February 9, 1998 with the Secretary of State of the State
                            of Delaware.
         *3.2            -- Bylaws of the Company.
         +4.1.1          -- Form of specimen certificate for Common Stock of the
                            Company.
         *4.1.2          -- Form of Representative's Warrant Agreement to be issued by the Company to the Representative.
         +5.             -- Opinion of Berliner Zisser Walter & Gallegos, P.C.,
                            regarding legality of the securities covered by this
                            Registration Statement.
        *10.1.1          -- Employment Agreement, dated January 31, 1998, by and
                            between Karl F. Brown and the Company.
        *10.1.2          -- Employment Agreement, effective January 1, 1998, by and between Elaine T. Rudisill and the Company.
        *10.2            -- Form of Indemnification Agreement to be entered into
                            between the Company and each officer and director of the
                            Company.
        *10.3            -- 1998 Omnibus Stock Option Plan, effective February 9,
                            1998, authorizing 350,000 shares of Common Stock for
                            issuance pursuant to the Plan.

      EXHIBIT NO.
      -----------
        *10.4.1          -- Promissory Note, dated June 29, 1995, issued to
                            NationsBank, N.A. by the Company.
        *10.4.2          -- Security Agreement, dated June 29, 1995, between
                            NationsBank, N.A. and the Company.
        *10.4.3          -- Continuing and Unconditional Guaranty, dated June 29,
                            1995, from Karl F. Brown to NationsBank, N.A.
        *10.4.4          -- Promissory Note Renewal, increasing principal amount
                            borrowable to $2 million, issued to NationsBank, N.A. by
                            the Company.
        *10.4.5          -- Promissory Note, increasing principal amount borrowable to $4 million, issued to NationsBank, N.A. by the
                            Company.
        *10.4.6          -- Commitment Letter, dated February 19, 1998, from
                            NationsBank, N.A. to the Company.
        *10.5.1          -- Lease Agreement, dated June 30, 1993, by and between B &
                            C Enterprises and the Company.
        *10.5.2          -- Lease Agreement, dated July 30, 1997, by and between
                            Brown Enterprises and the Company.
        *10.6            -- Form of S Corporation Tax Allocation and Indemnification
                            Agreement, dated April   , 1998, by and among the
                            Company, Karl F. Brown and Herman O. Brown, Jr.
        *10.7            -- Joint Venture Agreement, dated January 26, 1998, by and between Global Turbine Services, Inc. and the Company.
        *10.8            -- Voting Trust Agreement, dated February 23, 1998, by and among Herman O. Brown, Jr., David M. Furr, as Trustee,
                            and the Company.
         11.             -- Not applicable.
         13.             -- Not applicable.
         14.             -- Not applicable.
         15.             -- Not applicable.
         16.             -- Not applicable.
         21.             -- Not applicable.
         22.             -- Not applicable.
        +23.1            -- The consent of Berliner Zisser Walter & Gallegos, P.C., to the use of its opinion with respect to the legality of
                            the securities covered by this Registration Statement and
                            to the references to such firm in the Prospectus filed as
                            part of this Registration Statement will be included in
                            Exhibit 5.
        *23.2            -- Consent of Cherry, Bekaert & Holland, L.L.P., independent certified public accountants for the Company.
        *24.             -- The Power of Attorney is included in the signature page of this Registration Statement.
        *27.             -- Financial Data Schedule.

---------------

* Filed herewith.

+ To be filed by amendment.

ITEM 28. UNDERTAKINGS.

  (a) Rule 415 Offering.

     The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to:

             (i) Include any prospectus required by Section 10(a)(3) of the Securities Act;

             (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the Registration Statement; and

             (iii) Include any additional material information on the plan of distribution.

          (2) For determining any liability under the Securities Act, treat each such post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

          (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

  (d) Prompt Delivery.

     The undersigned Registrant undertakes to provide the Underwriters at the closing as specified in the Underwriting Agreement certificates for Common Stock in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

  (e) Indemnification.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act, and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

  (f) Rule 430A.

     The undersigned Registrant hereby undertakes that:

          (i) For the purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of Prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of Prospectus filed by the Registrant under Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time the Commission declared it effective.

          (ii) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of Prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this Registration Statement or Amendment to be signed on its behalf by the undersigned in the City of Fort Mill, State of South Carolina on March 23, 1998.

                                            AMERICAN AIRCARRIERS SUPPORT,
                                            INCORPORATED

                                            By:      /s/ KARL F. BROWN
                                              ----------------------------------
                                                        Karl F. Brown
                                                   Chief Executive Officer

     Each person whose signature appears below constitutes and appoints Karl F. Brown or David M. Furr, his or her attorneys-in-fact, with the power of substitution, for him or her in any and all capacities, to sign any amendments to this Registration Statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement or Amendment was signed by the following persons in the capacities and on the dates stated.

                      SIGNATURE                                         TITLE                        DATE
                      ---------                                         -----                        ----
                  /s/ KARL F. BROWN                        Chairman of the Board, Chief         March 23, 1998
-----------------------------------------------------        Executive Officer and
                    Karl F. Brown                            President (Principal
                                                             Executive Officer)
               /s/ ELAINE T. RUDISILL                      Chief Financial Officer              March 23, 1998
-----------------------------------------------------        (Principal Financial and
                 Elaine T. Rudisill                          Accounting Officer)
                  /s/ DAVID M. FURR                        Director                             March 23, 1998
-----------------------------------------------------
                    David M. Furr
                /s/ PAMELA K. CLEMENT                      Director                             March 23, 1998
-----------------------------------------------------
                  Pamela K. Clement
               /s/ JAMES T. COMER, III                     Director                             March 23, 1998
-----------------------------------------------------
                 James T. Comer, III

                                 EXHIBIT INDEX

      EXHIBIT NO.                                DESCRIPTION                           PAGE
      -----------                                -----------                           ----
         *1.1            -- Form of Underwriting Agreement by and between American
                            Aircarriers Support, Incorporated (the "Company") and
                            Cruttenden Roth Incorporated (the "Representative").
         *1.2            -- Form of Master Selected Dealers Agreement by and between the Representative and selected dealers.
         *2.1            -- Form of Agreement and Plan of Exchange, dated April   ,
                            1998, by and among American Aircarriers Support, Inc., a
                            South Carolina corporation, American Aircarriers Support
                            Incorporated, a Delaware corporation, and Messrs. Karl F.
                            Brown and Herman O. Brown, Jr.
         *3.1.1          -- Articles of Incorporation, as amended, of American
                            Aircarriers Support, Inc. as filed on June 27, 1985, and
                            as amended January 8, 1990, with the Secretary of State
                            of the State of South Carolina.
         *3.1.2          -- Certificate of Incorporation of the Company as filed on
                            February 9, 1998 with the Secretary of State of the State
                            of Delaware.
         *3.2            -- Bylaws of the Company.
         +4.1.1          -- Form of specimen certificate for Common Stock of the
                            Company.
         *4.1.2          -- Form of Representative's Warrant Agreement to be issued by the Company to the Representative.
         +5.             -- Opinion of Berliner Zisser Walter & Gallegos, P.C.,
                            regarding legality of the securities covered by this
                            Registration Statement.
        *10.1.1          -- Employment Agreement, dated January 31, 1998, by and
                            between Karl F. Brown and the Company.
        *10.1.2          -- Employment Agreement, effective January 1, 1998, by and between Elaine T. Rudisill and the Company.
        *10.2            -- Form of Indemnification Agreement to be entered into
                            between the Company and each officer and director of the
                            Company.
        *10.3            -- 1998 Omnibus Stock Option Plan, effective February 9,
                            1998, authorizing 350,000 shares of Common Stock for
                            issuance pursuant to the Plan.
        *10.4.1          -- Promissory Note, dated June 29, 1995, issued to
                            NationsBank, N.A. by the Company.
        *10.4.2          -- Security Agreement, dated June 29, 1995, between
                            NationsBank, N.A. and the Company.
        *10.4.3          -- Continuing and Unconditional Guaranty, dated June 29,
                            1995, from Karl F. Brown to NationsBank, N.A.
        *10.4.4          -- Promissory Note Renewal, increasing principal amount
                            borrowable to $2 million, issued to NationsBank, N.A. by
                            the Company.
        *10.4.5          -- Promissory Note, increasing principal amount borrowable to $4 million, issued to NationsBank, N.A. by the
                            Company.
        *10.4.6          -- Commitment Letter, dated February 19, 1998, from
                            NationsBank, N.A. to the Company.
        *10.5.1          -- Lease Agreement, dated June 30, 1993, by and between B &
                            C Enterprises and the Company.
        *10.5.2          -- Lease Agreement, dated July 30, 1997, by and between
                            Brown Enterprises and the Company.

      EXHIBIT NO.                                DESCRIPTION                           PAGE
      -----------                                -----------                           ----
        *10.6            -- Form of S Corporation Tax Allocation and Indemnification
                            Agreement, dated April   , 1998, by and among the
                            Company, Karl F. Brown and Herman O. Brown, Jr.
        *10.7            -- Joint Venture Agreement, dated January 26, 1998, by and between Global Turbine Services, Inc. and the Company.
        *10.8            -- Voting Trust Agreement, dated February 23, 1998, by and among Herman O. Brown, Jr., David M. Furr, as Trustee,
                            and the Company.
         11.             -- Not applicable.
         13.             -- Not applicable.
         14.             -- Not applicable.
         15.             -- Not applicable.
         16.             -- Not applicable.
         21.             -- Not applicable.
         22.             -- Not applicable.
        +23.1            -- The consent of Berliner Zisser Walter & Gallegos, P.C., to the use of its opinion with respect to the legality of
                            the securities covered by this Registration Statement and
                            to the references to such firm in the Prospectus filed as
                            part of this Registration Statement will be included in
                            Exhibit 5.
        *23.2            -- Consent of Cherry, Bekaert & Holland, L.L.P., independent certified public accountants for the Company.
        *24.             -- The Power of Attorney is included in the signature page of this Registration Statement.
        *27.             -- Financial Data Schedule.

---------------

* Filed herewith.

+ To be filed by amendment.